UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by Party other than Registrant ☐

Check the appropriate box:

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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting Materials pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST ADVANTAGE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholders:

I am very pleased to invite you to attend the 2009 annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, to be held in the Eagle Auditorium of our offices, located at 12395 First American Way, Poway, California 92064, on April 28, 2009 at 9:00 a.m. Pacific Time.

For the first time in our company’s history, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 18, 2009, we mailed to our stockholders a Notice containing instructions on how to access our 2009 proxy statement and annual report online.

We hope that you are able to attend the annual meeting. It is important that you vote your shares whether or not you are able to attend in person. We urge you to read the proxy statement and to vote your shares by proxy by filling in the appropriate boxes on the proxy card and returning it promptly or by voting over the Internet or by telephone by following the instructions found on the proxy card(s). If you attend the meeting and prefer to vote in person, you may do so even if you have already voted your shares by proxy. You may also revoke a proxy at any time before it is exercised.

Directions to the First Advantage Corporation 2009 Annual Meeting are available on the “Investor Relations” page of our website at www.fadv.com.

Thank you for your cooperation and your support and interest in First Advantage Corporation.

Anand Nallathambi
Chief Executive Officer and President

FIRST ADVANTAGE CORPORATION

12395 First American Way

Poway, California 92064

NOTICE OF ANNUAL MEETING

To be Held on April 28, 2009

The 2009 annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, will be held in the Eagle Auditorium of our offices, located at 12395 First American Way, Poway, California 92064, on April 28, 2009 at 9:00 a.m. Pacific Time, and at any adjournments thereof, for the following purposes:

1.	To elect our board of directors to serve until our 2010 annual meeting of stockholders, or such later time as their successors may be elected and are qualified; and

2.	To transact such other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 10, 2009 as the Record Date for determining the holders of our Class A and Class B common stock entitled to notice of the meeting, as well as for determining the holders of our Class A and Class B common stock entitled to vote at the meeting.

All stockholders are invited to attend the annual meeting in person. All stockholders also are respectfully urged to vote their shares by proxy as promptly as possible by executing and returning the enclosed proxy card or by voting over the internet or by telephone by following the instructions found on the proxy card(s). Stockholders who vote their shares by proxy may nevertheless attend the annual meeting, revoke their proxy, and vote their shares in person. Please read the proxy statement and proxy card for information on the annual meeting and instructions for voting your shares by proxy. Directions to the First Advantage Corporation 2009 Annual Meeting are available on the “Investor Relations” page of our website at www.fadv.com.

By Order Of The Board Of Directors

Bret T. Jardine
Vice President, Associate General Counsel and Corporate Secretary

March 18, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held April 28, 2009

The Notice of Internet Availability of Proxy Materials includes a toll-free telephone number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report on Form 10-K for the year ended December 31, 2008 and a form of proxy relating to the annual meeting as well as information on how to access the form of proxy. If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one by contacting Bret T. Jardine, Corporate Secretary, at 100 Carillon Parkway, St. Petersburg, Florida 33716. There is no charge to you for requesting a copy.

FIRST ADVANTAGE CORPORATION

12395 First American Way

Poway, California 92064

PROXY STATEMENT

for

Annual Meeting of Stockholders

April 28, 2009

The board of directors of First Advantage Corporation is soliciting proxies for use at the annual meeting of stockholders to be held in the Eagle Auditorium of our offices, located at 12395 First American Way, Poway, California 92064, on April 28, 2009 at 9:00 a.m., Pacific Time, and at any adjournments thereof.

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report on Form 10-K available to our shareholders electronically via the Internet. On March 18, 2009, we mailed to our stockholders a Notice containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

Frequently Asked Questions About The Annual Meeting

Q:	What will be voted on at the annual meeting?

A:	The purpose of the annual meeting is to elect our directors for a one-year term and to transact any other business that may properly be presented.

Q:	Does First Advantage Corporation have a recommendation on voting?

A:	Yes. The board of directors recommends that you vote “FOR” the nominees for director set forth in the attached proxy card.

Q:	Who is entitled to vote at the meeting?

A:	Holders of record of our Class A common stock and our Class B common stock at the close of business on March 10, 2009 are eligible to vote at the annual meeting. On March 10, 2009, there were 12,005,420 shares of Class A common stock outstanding and 47,726,521 shares of Class B common stock outstanding.

Q:	What shares can I vote?

A:	You may vote all shares owned by you as of March 10, 2009. This includes all shares you hold directly as the record holder and all shares you hold indirectly as the beneficial owner.

Q:	How many votes will I have?

A:	Holders of our Class A common stock will have one vote for each share held of record on March 10, 2009. The holder of our Class B common stock will have ten votes for each share held of record on March 10, 2009. Cumulative voting is not permitted. The First American Corporation (which we refer to as First American), along with its joint venture with Experian Information Solutions, Inc. (which we refer to as Experian) owns 100% of our outstanding Class B common stock, and therefore controls approximately 97% of our voting power.

Q:	What is the difference between record ownership and beneficial ownership?

A:	Most stockholders own their shares through a stockbroker or other nominee rather than directly in their own names. There are some differences in how to vote, depending on how you hold your shares.

You are the record owner of shares if those shares are registered directly in your name with our transfer agent. The transfer agent for our Class A common stock is Wells Fargo Shareowner Services. We act as our own transfer agent for our Class B common stock. As the record holder of shares, you may vote such shares in person at the annual meeting or grant your voting proxy directly by completing the enclosed proxy card.

You are the beneficial owner of shares if you hold those shares in “street name” through a stockbroker, bank, trustee or other nominee, including shares held on your behalf in the First Advantage Corporation 401(k) Savings Plan. If you are a beneficial owner, these proxy materials are being sent to you through your stockbroker or other nominee together with a voting instruction card. In order to vote, you must complete the voting instruction card provided by your stockbroker or other nominee to direct the record holder how to vote your shares or obtain a valid proxy from the stockbroker or other nominee who is the record owner of your shares giving you authority to vote your shares in person at the meeting. Directions to the First Advantage Corporation 2009 Annual Meeting are available on the “Investor Relations” page of our website at www.fadv.com.

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Q:	What is a notice of electronic availability of proxy statement and annual report?

A:	As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. On March 18, 2009, we mailed to our stockholders a Notice containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

Q:	How do I vote?

A:	You can vote on matters that come before the meeting in two ways:

•	You can come to the annual meeting and vote in person; or

•	You can vote your shares by proxy.

If you wish to vote at the annual meeting, and you are a beneficial owner of your shares, you must have a legal proxy in your favor executed by the stockbroker or other nominee who is the record owner.

If you are the record owner of your shares, you may vote your shares by proxy using any of the following methods:

•	completing, signing, dating and returning the proxy card in the postage-paid envelope provided;

•	calling the toll-free telephone number listed on the proxy card; or

•	using the Internet site listed on the proxy card.

The telephone and Internet voting procedures set forth on the proxy card are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you should not return your proxy card.

If you are a beneficial owner, you will receive voting instructions (including, if your broker, bank or other nominee elects to do so, instructions on how to vote your shares by telephone or over the Internet) from the record holder, and you must follow those instructions in order to have your shares voted at the Annual Meeting.

Depending on how you hold your shares, you may receive more than one proxy card.

Your vote is important. Whether you vote by mail, telephone or over the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy at any time before the proxy is voted at the annual meeting. There are three ways to revoke your proxy:

•	You may send in another proxy card with a later date;

•	You may notify Bret Jardine, our Corporate Secretary, in writing before the annual meeting that you have revoked your proxy; or

•	You may vote in person at the annual meeting

Q:	What is the quorum requirement?

A:	A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares of Class A and Class B common stock on March 10, 2009 taken as a whole, present in person or represented by proxy at the beginning of the annual meeting, constitutes a quorum. If you have voted yours shares by proxy, you will be considered present at the meeting and counted in determining the presence of a quorum.

Shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees and to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be treated as shares that are present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not otherwise affect the voting.

Q:	How will my proxy be voted?

A:	Shares represented by proxy will be voted at the meeting in accordance with the directions noted on the proxy card. If you sign and return the proxy card or vote by Internet or telephone but do not make specific choices, the proxy holders named in the proxy card will vote your shares “FOR” the election of all nominees for director recommended by the board and listed on the proxy card. Anand Nallathambi, our chief executive officer, and Bret T. Jardine, our vice president, associate general counsel and corporate secretary, have agreed to act as proxy holders. Any undirected shares that you hold in the First Advantage Corporation 401(k) Savings Plan will be voted in the same proportion as those shares that have been directed by other participants in the plan.

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Q:	What is the voting requirement?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In the election of directors, the persons receiving the highest number of “FOR” votes will be elected.

Q:	Who counts the votes cast at the annual meeting?

A:	Lisa Steinbach, vice president and controller of our company, acting as the inspector of election, will tabulate votes at the annual meeting. The inspector of election’s duties include determining the number of shares represented at the meeting and entitled to vote, determining the qualification of voters, conducting and accepting the votes, and, when the voting is completed, ascertaining and reporting the number of shares voted, or abstaining from voting, for the election of directors.

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PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

NOMINEES FOR ELECTION OF DIRECTORS

Our charter documents require our entire board of directors to be elected annually. Our board has designated the persons listed below as candidates for election. Each is currently serving as a director. Unless otherwise specified in the proxy card, the proxies solicited by the board will be voted “FOR” the election of these candidates. In case any of these candidates becomes unavailable to stand for election to the board, an event that is not anticipated, the proxy holders will have full discretion and authority to vote or refrain from voting for any substitute nominee in accordance with their judgment.

The terms of directors elected at the annual meeting expire at the 2010 annual meeting or as soon thereafter as their successors are duly elected and qualified. The board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that seat. If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Ten directors will be standing for election at the annual meeting. None of the nominees has a family relationship with the other nominees, any existing director or any executive officer of our company. Pursuant to the stockholders agreement dated as of December 13, 2002 among First American, FirstMark Capital, L.L.C. (formerly known as Pequot Private Equity Fund II, L.P.) and us, First American and each of its affiliates have agreed to vote its shares for one nominee designated by FirstMark. However, FirstMark has not designated a nominee to the board of directors.

The board recommends a vote “FOR” the election of each nominee listed below.

Parker S. Kennedy. Chairman and Director since 2003, Mr. Kennedy, 61, has been the Chairman and Chief Executive Officer of our parent company, The First American Corporation, since 2003. He was President of The First American Corporation from 1993 until 2004. Prior to that time, he served as executive vice president from 1986 to 1993 and was appointed to its board of directors in 1987. Mr. Kennedy has been employed by The First American Corporation’s primary subsidiary, First American Title Insurance Company, since 1977. He was appointed Vice President of that company in 1979, joined its board of directors in 1981, appointed Executive Vice President in 1983, and became President in 1989. Mr. Kennedy graduated from the University of Southern California with a Bachelor’s degree in economics, and received his law degree from Hastings College of the Law, San Francisco.

Anand Nallathambi. Director since 2007, Mr. Nallathambi, 47, was appointed to serve as Chief Executive Officer of First Advantage in March 2007 and President of First Advantage in September 2005 following First Advantage’s acquisition of the Credit Information Group from The First American Corporation. He serves as a member of the First Advantage acquisition committee. Prior to joining First Advantage, Mr. Nallathambi served as President of The First American Corporation’s Credit Information Group and as President of First American Appraisal Services from 1996 to 1998. He also serves as a member of the board of the Consumer Data Industry Association, an international trade association. Mr. Nallathambi holds a Bachelor degree in Economics from Loyola University in Madras, India, and an MBA from California Lutheran University.

J. David Chatham. Director since 2003, Mr. Chatham, 58, also serves on the First Advantage Corporation’s audit committee and has been a director of The First American Corporation since 1989, and chairs its audit committee and is a member of the executive committee. Since 1989, Mr. Chatham has also been a member of the board of directors of First American Title Insurance Company, First American’s wholly-owned title insurance underwriter. He is President and Chief Executive Officer of Chatham Holdings, LLC, a real estate development company. Mr. Chatham graduated from the University of Georgia with a Bachelor of Business Administration degree, majoring in real estate and urban development, and completed the management of family-held corporation program at the Wharton School of Business at the University of Pennsylvania.

Barry Connelly. Director since 2003, Mr. Connelly, 68, also serves on the First Advantage Corporation’s audit, nominating and corporate governance committees. Mr. Connelly is a credit information consultant to foreign governments and financial services organizations around the world. He is a director on the board of Collection House LTD, a company listed on the Australian Exchange; a director on the board of Microbilt Corp., a privately-held credit services company; and also serves on the joint venture board of directors of Huaxia/Dun & Bradstreet China. In 2002, he retired from the Consumer Data Industry Association after 33 years of service, including eight years as President. Mr. Connelly graduated from the University of Missouri with a Bachelor of Journalism degree.

Jill Kanin-Lovers. Director since 2006, Ms. Kanin-Lovers, 57, serves as the chair of the First Advantage Corporation’s compensation committee and is part of its nominating and corporate governance committee. She is a member of the board of directors for BearingPoint, a global management and technology consulting firm, where she chairs the compensation committee and serves on the nominating and governing committees; Dot Foods, one of the nation’s largest food redistributors, where she chairs the compensation committee and serves on the nominating committee; and Heidrick & Struggles, a leading global search firm, where she chairs the compensation committee and serves on the audit committee. Currently, Ms. Kanin-Lovers teaches “Corporate Governance and Business Ethics” for the Rutgers University Mini-MBA program and “Executive Compensation” for the Rutgers University Global Executive HR Master’s program. Previously, she was Senior Vice President of Human Resources and Workplace Management at Avon Products, Inc., held a series of senior corporate human resources executive positions at American Express and IBM, and began her career in management consulting with Towers Perrin as Vice President and Manager responsible for global compensation practice. Ms. Kanin-Lovers holds a Bachelor degree from State University of New York, a Masters degree from the University of Pennsylvania and an MBA from the Wharton School of Business at the University of Pennsylvania.

Frank V. McMahon. Director since April 2006, Mr. McMahon, 49, in addition to serving on the board of directors of First Advantage Corporation, serves as the chair of its acquisition committee and serves on its compensation committee. He also serves as the Vice Chairman of The First American Corporation and is Chief Executive Officer of The First American Corporation’s Information Solutions Group. Previously, he was a Managing Director of the Investment Banking Division of Lehman Brothers, Inc. and was responsible for managing their western region financial institutions group, as well as their U.S. asset management sector from 1999 to 2006. Prior, Mr. McMahon was a Managing Director at Merrill Lynch. Mr. McMahon received a Bachelor degree in Economics from Villanova University and his MBA from Duke University.

Donald Nickelson. Director since 2003, Mr. Nickelson, 76, in addition to serving on the board of directors of First Advantage Corporation, chairs its nominating and corporate governance committee and is a member of its compensation committee and acquisition committee. Currently, he serves as Vice Chairman and Director of Harbour Group Industries Inc., a leveraged buy-out firm; as a director of Adolor Corporation, where he is a member of the compensation committee and audit committee; on the advisory board of Celtic Pharmaceutical Holdings, L.P.; as Chairman of the advisory board of Celtic Therapeutics; and as Chairman of Cross Match Industries. Previously, Mr. Nickelson served as President of PaineWebber Group, an investment banking and brokerage firm, and as Lead Trustee of the Mainstay Mutual Funds Group. He has also served on numerous boards, including: as Chairman of the Pacific Stock Exchange; Omniquip International, Inc.; Greenfield Industries; Vie Financial Group; and Flair Corporation.Inc.; as director of the Chicago Board Options Exchange; W.P. Carey & Co., LLC; Royalty Pharma AG; Allied Healthcare Products; DT Industries; Selectide Corporation; and Sugen, Inc.

Donald Robert. Director since 2003, Mr. Robert, age 49, in addition to serving on the board of directors of First Advantage Corporation, is a member of its compensation committee. He serves as Chief Executive Officer and director of Experian Plc., an information technology business listed on the London Stock Exchange. Prior to his current appointment, Mr. Robert was Chief Operating Officer and President of Experian’s Information Solutions business unit before becoming Chief Executive Officer of Experian North America. Previously, he was a Group Executive of The First American Corporation with responsibility for its Consumer Information and Services Group; President of Credco, Inc., the nation’s largest specialized credit reporting company and now part of First Advantage Corporation. Mr. Robert holds a Bachelor degree in Business Administration from Oregon State University.

D. Van Skilling. Director since 2005, Mr. Skilling, 75, in addition to serving on the board of directors of First Advantage Corporation, serves as a member of its audit committee. Mr. Skilling is the President of Skilling Enterprises. He also currently serves as a member of the board of directors for several companies, including: The First American Corporation, where he is lead director and sits on the audit, nominating, corporate governance, and executive committees; Onvia, where he is a director, chairs the compensation committee, and serves on the nominating and governance committees; and American Business Bank, where he is a member of the compensation committee. He retired from his post as Chairman and Chief Executive Officer of Experian Information Solutions, Inc. (formerly TRW Information Systems & Services), following a 26-year career with them. Mr. Skilling earned an MBA in International Business from Pepperdine University and a Bachelor degree in both Chemistry and Zoology from Colorado College.

David Walker. Director since 2003, Mr. Walker, 55, in addition to serving on the board of directors of First Advantage Corporation, is the chair of its audit committee and serves on the acquisition committee. Mr. Walker, a Certified Public Account and a Certified Fraud Examiner, is currently the Director of the Programs of Accountancy and Social

Responsibility and Corporate Reporting in the College of Business at the University of South Florida, St. Petersburg, and is a consultant on corporate governance matters. Mr. Walker is also a member of the boards of directors of Chicos FAS, Inc., CommVault Systems, Inc. and Technology Research Corporation, Inc., where he chairs its compensation committee. Previously, he served as a partner with Arthur Andersen LLP. Mr. Walker earned a Bachelor degree from DePauw University in Economics and Mathematics, and an MBA from the University Of Chicago Graduate School Of Business.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Composition of Board and Committees

Our board of directors oversees our business affairs and monitors the performance of management. Management is responsible for the day-to-day operations of our company. As of the date of this proxy statement, our board has ten directors and the following committees: audit, nominating and corporate governance, compensation and acquisition. The membership during the last fiscal year and the function of each of the committees are described below. Each of the committees, except the nominating and corporate governance committee, is required to be comprised of three or more members of the board.

We held five board meetings in 2008. Each director attended at least 75% of all board meetings and applicable committee meetings. We strongly encourage our board of directors to attend our annual meeting of stockholders, and any member who misses three consecutive annual meetings will be removed. The following table lists membership of our board of directors and board committees:

Committees
Name of Director	Audit		Nominating and Corporate Governance		Compensation		Acquisition
Parker Kennedy
Anand Nallathambi							X
J. David Chatham	X
Barry Connelly	X		X
Jill Kanin-Lovers			X		X	*
Frank McMahon					X		X	*
Donald Nickelson			X	*	X		X
Donald Robert					X
D. Van Skilling	X
David Walker	X	*					X

X = Committee Member; X* = Committee Chair

Independence Matters

Our board has determined that each of our directors is independent within the meaning of applicable NASDAQ Stock Market and Securities and Exchange Commission rules, except for Mr. Kennedy, who is chairman and chief executive officer of our parent company, First American, Mr. Nallathambi, who is our chief executive officer and president, and Mr. McMahon, who is the vice chairman and chief executive officer of First American. In considering director independence, the board studied the shares of First Advantage common stock beneficially owned by each of the directors as set forth under “Security Ownership of Certain Beneficial Owners and Management,” although the board generally believes that stock ownership tends to further align a director’s interests with those of First Advantage’s other stockholders. In addition, as part of this review, the board considered the fact that Mr. Robert is the chief executive officer of Experian Group, a subsidiary which owns approximately 6.3% of our Class A common stock, and determined that this relationship does not interfere with the exercise of Mr. Robert’s independence from First Advantage and its management.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because First American controls more than 50% of our voting power. As such, we rely on NASDAQ Marketplace Rule 4350(c)(5), which allows controlled companies to be exempt from rules requiring (a) the compensation and nominating committees to be composed solely of independent directors; (b) the compensation of the executive officers to be determined by a majority of the independent directors or by a compensation committee composed solely of independent directors; and (c) director nominees to be selected or recommended for the board’s selection either by a majority of the independent directors or by a nominating committee composed solely of independent directors.

Our independent directors meet in executive session immediately following each regularly scheduled meeting of the board of directors. In addition, our independent directors may meet as they determine appropriate from time to time.

Audit Committee. Our board established the audit committee for the primary purposes of overseeing the financial reporting processes of our company and audits of our financial statements. Our board of directors has made an affirmative determination that each member of the audit committee (a) is an “independent director” as that term is defined by NASDAQ Marketplace Rules and the rules and regulations under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and (b) satisfies NASDAQ Marketplace Rules relating to financial literacy and experience. Our board of directors has further determined that Messrs. Chatham and Walker satisfy the criteria for being an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

The audit committee is solely responsible for selecting our independent registered certified public accounting firm (“independent public accountants”); approving in advance all audit services and related fees and terms; and approving in advance all non-audit services, if any, provided by our independent public accountants and related fees and terms. The audit committee also oversees our internal control system, evaluates the independence of our independent public accountants, oversees our internal audit function, reviews financial information in our quarterly reports, and oversees the audit performed by our independent public accountants. The committee reports any significant developments with respect to its duties to the full board. The audit committee met nine times during 2008. Our board of directors has adopted a written audit committee charter (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716).

Compensation Committee. The compensation committee is responsible for recommending compensation arrangements for our executive officers; evaluating the performance of our chief executive officer; and administering our compensation plans. Except for Mr. McMahon, all members of the compensation committee are independent under the standards for independence established by the applicable NASDAQ Marketplace Rules. The compensation committee met nine times during 2008. Our board of directors has adopted a written compensation committee charter (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716). The compensation committee establishes and reviews our overall compensation philosophy. The committee reviews the performance of our chief executive officer and has the sole authority to determine his compensation and reviews and approves the salary of our other executive officers. The committee reviews and recommends to the board for approval our incentive and equity compensation plans, oversees those who are responsible for administering those plans and approves all equity compensation plans that are not subject to stockholder approval. The compensation committee also has the authority to retain compensation consultants as it deems necessary and the sole authority to approve such consultant’s fees. When setting executive officer compensation, in the first quarter of each year, the Chief Executive Officer presents a report to the compensation committee containing his recommendation of the upcoming year’s salary, bonus and long-term incentive award levels for certain executive officers other than himself. The committee takes the Chief Executive Officer’s report under advisement and meets with its own compensation consultant. To obtain objective compensation information, in 2008 the compensation committee engaged Mercer LLC as its compensation consultant. The committee has the full authority to manage all aspects of Mercer’s engagement, including approving Mercer’s compensation on a monthly basis and the ability, in the compensation committee’s sole discretion, to terminate the engagement. Examples of projects assigned to the consultant included the evaluation of the composition of the peer group of companies used to evaluate appropriate compensation levels, evaluation of levels of executive compensation as compared to general market compensation data and the peer companies’ compensation data, and evaluation of proposed compensation programs or changes to existing programs.

The compensation committee believes that both management and the consultant provide useful information and points of view to assist the compensation committee in determining its own views on compensation. Although the compensation committee receives information and recommendations regarding the design of the compensation program and level of compensation for the executive officers from both the consultant and management, the compensation committee makes the final decisions as to the design and levels of compensation for these executives.

The compensation committee uses the chief executive officer’s report, together with reports that may be prepared by its consultant, to set executive officer salaries and bonuses for the upcoming year. Executive officers are not present during compensation committee or board of directors deliberations concerning their compensation. The chairman of the board is present when setting the chief executive officer’s salary and bonus.

Compensation Committee Interlocks and Insider Participation. The members of the compensation committee for 2008 were Ms. Kanin-Lovers and Messrs. McMahon, Nickelson and Robert. As noted above, Mr. McMahon is a Vice

Chairman of First American, our parent company. None of our executive officers have served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or our compensation committee during the 2008 fiscal year.

Nominating and Corporate Governance Committee. Our board of directors has established a nominating and corporate governance committee to (i) assist the board in identifying individuals qualified to become directors and recommending to the board nomination of candidates for election or reelection to the board or to fill board vacancies, (ii) develop and recommend to our board a set of corporate governance principles and (iii) lead the board in complying with those principles. All members of the nominating committee are independent under the standards for independence established by the applicable NASDAQ Marketplace Rules. The nominating and corporate governance committee met twice during 2008.

The nominating and corporate governance committee acts under a written charter adopted by our board of directors (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or obtained by making a written request to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716) specifying, among other things, the following minimum qualifications for candidates recommended for election to the board:

•	impeccable character and integrity;

•	the ability to communicate effectively with members of the board, management, auditors and outside advisors;

•	a willingness to act independently;

•	substantial experience in business, with educational institutions, governmental entities or non-profit organizations;

•	the ability to read and understand financial statements and financial analysis;

•	the ability to analyze complex business matters;

•	no criminal history or a background which could reasonably be expected to damage the reputation of our company;

•	does not currently serve as a director, officer or employee of, or a consultant to, a direct competitor of our company; and

•	does not cause our company to violate independence requirements under applicable law or the NASDAQ Marketplace Rules.

The committee also will consider, among other factors, whether an individual has any direct experience with our company or its subsidiaries (whether as a director, officer, employee, supplier or otherwise); the individual’s experience in the industry in which our company operates; the individual’s other obligations and time commitments; whether the individual is an employee of a company or institution having a board of directors on which a senior executive of our company serves; whether the individual has specific knowledge, skills or experience that may be of value to our company or a committee of the board; whether an individual has been recommended by a stockholder of our company, an independent member of the board, another member of the board, senior management of our company or a customer of our company; and the findings of any third parties that may be engaged to assist the committee in identifying directors.

The nominating and corporate governance committee regularly assesses the appropriate size of the board and whether any vacancies on the board are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the committee through current board members, professional search firms, stockholders or industry sources. In evaluating the candidate, the committee considers factors other than the candidate’s qualifications, including the current composition of the board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the committee makes a recommendation to the full board as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the full board of directors, including unanimous approval by the independent directors.

As part of its role in developing and complying with corporate governance policies, the nominating and corporate governance committee advises the board and the various committees on effective management and leadership, reviews the governing documents of the company (including our certificate of incorporation, bylaws, corporate governance policies and guidelines and code of conduct), provides ongoing advice with respect to conflicts of interest that may arise, and evaluates the current and future governance needs and obligations of the company, our board and the committees in light of “best practices” developments.

Procedure for Stockholder Nominations of Directors

Nominations for the election of directors may only be made by the board of directors in consultation with its nominating and corporate governance committee. As noted above, FirstMark may designate a nominee to the board of directors under the terms of the stockholders agreement dated as of December 13, 2002 among First American, FirstMark Capital and us. However, FirstMark has not designated a nominee to the board of directors. In addition, a stockholder of record who has the power to vote ten percent or more of the outstanding capital stock of our company may recommend to the committee up to one candidate for consideration as a nominee in any 12-month period. The committee will consider a stockholder nominee only if a stockholder gives written notice to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716 not later than the close of business on November 1 of the year immediately preceding the year of the annual meeting of stockholders at which the stockholder desires to have his or her candidate presented to the board. Each such notice must include the name, address and telephone number of the potential nominee; a detailed biography of the potential nominee; and evidence of stock ownership by the presenting stockholder, including the number of shares owned. Nominees properly proposed by eligible stockholders will be evaluated by the nominating and corporate governance committee in the same manner as nominees identified by the committee. To date, no stockholder or group of stockholders having the power to vote ten percent or more of our capital stock has put forth any director nominees.

Stockholder Communications

Our stockholders may communicate directly with the members of the board of directors or individual members by writing directly to it or them in care of Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716. Stockholders are required to provide appropriate evidence of their stock ownership with any communications. Communications received in writing are distributed to our board or to individual directors as appropriate depending on the facts and circumstances outlined in the communication received.

CODE OF CONDUCT

We have adopted a code of conduct that applies to our chief executive officer, chief financial officer, controller and all of our other officers, employees and directors (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or obtained by making a written request to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716).

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with First American

We effectively commenced operations on June 5, 2003 with our acquisition of First American’s screening technology division and US SEARCH.com, Inc. As consideration for these acquisitions, we issued 100% of our outstanding Class B common stock to First American and 100% of our Class A common stock to former stockholders of US SEARCH.com, Inc. Each share of our Class B common stock entitles the holder to ten votes in any meeting of stockholders. As a result, First American received approximately 80% of the outstanding capital stock of our company and approximately 98% of the voting power in our company. Former stockholders of US SEARCH.com, Inc. received the remaining approximately 20% of our outstanding capital stock. FirstMark, formerly a stockholder of US SEARCH.com, Inc., received approximately 10% of our Class A common stock in the transaction. First American and FirstMark entered into a stockholders agreement concurrently with the acquisitions that granted FirstMark certain registration rights and the right to sell shares of our Class A common stock at the same time First American sells any of our shares under certain circumstances, and generally requires First American to vote for one nominee for director designated by FirstMark. As a controlled subsidiary of First American, we have various relationships with First American, which are described below.

We entered into a reimbursement agreement dated October 11, 2005 with First American whereby we reimburse First American for the actual expenses incurred by us in connection with the participation by certain of our employees in First American’s supplemental benefit plan. In 2008, we reimbursed First American $400,055 for actual and interest costs for Anand Nallathambi’s participation in the supplemental benefit plan.

On November 7, 2005, we entered into an operating agreement with a subsidiary of First American that sets forth the terms under which we, along with the First American subsidiary, jointly own and operate LeadClick Holding Company, LLC. We have ownership of 70% of LeadClick Holding Company LLC, with the remaining 30% being owned by the First American subsidiary.

First American provides certain legal, financial, technology, administrative and managerial support services to us pursuant to a service agreement that was entered into on January 1, 2004. Under the terms of the service agreement, human resources systems and payroll systems and support, network services and financial systems are provided at an annual cost of approximately $0.3 million. In addition, certain other services including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs are provided at actual cost. The initial term of the agreement was for one year, with automatic self renewals every six months. First American incurred approximately $8.5 million in service fees for the year ended December 31, 2008.

First American and certain of its affiliates provided sales and marketing, legal, financial, technology, leased facilities, leased equipment and other administrative services to the Credit Information Group. As part of our 2005 acquisition of the Credit Information Group from First American, we entered into an amended and restated services agreement with First American on September 14, 2005. Under the terms of this agreement, First American provides human resources systems and payroll systems and support, network services and financial systems at an annual cost of approximately $4.5 million. In addition, First American provides certain other services (including pension and 401(k) expenses, corporate and medical insurance, personal property leasing and company car programs) at actual cost. The initial term of the agreement was for one year, with automatic self renewals every six months. The amounts allocated to the Credit Information Group are based on management’s assumptions (primarily usage, time incurred and number of employees) as to the proportion of the services used by the Credit Information Group in relation to the actual costs incurred by First American and its affiliates in providing the services. The company incurred approximately $4.5 million in service fees for the year ended December 31, 2008.

We also have an agreement with the First American Corporation dated September 14, 2005 to lease the Credit Information Group’s office space in Poway, California. The lease has an initial term of five years with a one-time option to renew the term for an additional five years. The rent payable under the lease is approximately $169,000 per month, and we are obligated to pay all costs and expenses related to the property, including operating expenses, maintenance and taxes, which were approximately $2.0 million for the year ended December 31, 2008.

Effective January 1, 2003, we entered into an agreement with a subsidiary of First American whereby we act as an agent in selling renters insurance. We receive a commission of 12% of the insurance premiums and 20% of the profits (as defined in the agreement) of the insurance premiums written. Commissions earned in 2008 were approximately $2.5 million.

We also perform employment screening, credit reporting and hiring management services for First American. Total revenue from First American was approximately $4.1 million for the year ended December 31, 2008.

First American Real Estate Solutions, LLC (“FARES”), a joint venture between First American and Experian, owns 50% of a joint venture that provides mortgage credit reports and operations support to a nationwide mortgage lender. In accordance with the terms of the joint venture operating agreement, the mortgage and consumer credit reporting operation of FARES receives a merge fee per credit report issued and is reimbursed for certain operating costs. In connection with the acquisition of the Credit Information Group, FARES entered into an outsourcing agreement where we continue to provide these services to the nationwide mortgage lender. These earnings totaled $5.3 million for the year ended December 31, 2008. Effective January 1, 2008, the Company entered into two agreements (Computer License agreement and a Service Agreement) with Rels Reporting Services, LLC which replaced the original agreements that had provided for charging merge fees on credit reports issued and the reimbursement of the majority of operating costs. These new agreements incorporate a transaction fee and a fixed fee for services, and minimize the reimbursement of operating costs. This management fee is included in service revenue and was $9.8 million for the year ended December 31, 2008. The residual reimbursement for operating costs were $0.4 million for the year ended December 31, 2008.

We, through a subsidiary, perform tax consulting services for First American pursuant to a training grants & incentives services agreement which was entered into in August 2007. We identify grants and tax credits, and match them with First American’s training curriculum and complete the necessary applications as a part of the service offering. Our fees for the training grant services are payable at twenty percent (20%) of the total amount of each approved training grant arranged by us for the benefit of First American. As of this date, there has been no significant revenue recognized under this agreement.

We, through a subsidiary, provide publicly available bankruptcy information to First American pursuant to a data license and information services agreement dated December 27, 2007. The annual fee for these services is $75,000 ($6,250 per month).

Our Lender Services segment has partnered with First American CoreLogic (“FACL”) through a series of agreements to provide major national lender consumer data from the FACL databases in a Fair Credit Reporting Act compliant method. In 2008, we purchased data from FACL for a total of $1.9 million.

We have a flood zone determination wholesale service provider agreement, dated March 1, 2008, between First American Hazard Certification LLC, a subsidiary of First American and First Advantage Credco, LLC. Under the terms of this agreement, we are permitted to resell flood products provided by First American to First Advantage Credco’s end-user customers. All product costs and pricing are market-based.

We entered into a hiring management license and service agreement, dated January 11, 2008, between a subsidiary of ours, First Advantage Enterprise Screening Corporation, and First American. Under the terms of the agreement, we will license hiring management solution software to First American and provide certain services and maintenance for the software. The fees for this agreement will be an annual fee of $305,000 (invoiced quarterly). The parties, however, have agreed to suspend performance of this agreement until such time that First American determines to proceed with its previously announced spin-off of a portion of its business.

Relationships with Experian

Experian owns approximately 6.3% of a combination of First Advantage’s Class A and Class B common shares and is considered a related party. The cost of credit reports purchased by us from Experian was $24.9 million for the year ended December 31, 2008. We sell background and lead generation services to Experian. Total revenue from these sales was $0.1 million for the year ended December 31, 2008. We have also entered into a registration rights agreement in September 2005 (and which was amended in November 2005) with Experian pursuant to which we have agreed, under certain terms and conditions, to register shares of our Class A common stock that Experian owns.

Related Party Transaction Approval Policy

It is our policy that the audit committee review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. If advance approval is not feasible, the audit committee must approve or ratify the transaction at the next scheduled meeting of the committee. Transactions required to be disclosed pursuant to Item 404 include any transaction between First Advantage and any officer, director or certain affiliates of First Advantage that has a value in excess of $120,000. In reviewing related party transactions, the audit committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to First Advantage, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to First Advantage. Our board of directors has adopted a written Statement of Policy With Respect to Related Party Transactions (a copy of which may be viewed on the Corporate Governance page of the Investor Relations section of our website located at www.fadv.com or a printed copy may be obtained by making a written request to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716).

EXECUTIVE OFFICERS

(Listed in alphabetical order)

Our executive officers, in addition to Parker Kennedy and Anand Nallathambi are listed below:

Evan Barnett, 61, president of our multifamily services segment since 2003. Previously, Mr. Barnett held senior management positions with Omni International Corporation and related entities, including positions as CFO and Executive Vice President. Prior to his tenure with Omni International, he was employed as a certified public accountant with Grant Thornton LLP. Mr. Barnett served as president of the National Association of Screening Agencies from 2000 to 2003. Mr. Barnett holds agent licensure for property and casualty insurance. He graduated from The American University with a Bachelor of Science degree in accounting and a master’s degree in business administration in financial management.

Bret T. Jardine, 42, was appointed Vice President, Associate General Counsel and Corporate Secretary in October 2008 and has been with the company since 2004, acting as Corporate Secretary since 2006. Prior to joining the company, Mr. Jardine was a partner in the law firm of Zimmet, Unice, Salzman, Heyman and Jardine PA. and has been practicing law for nearly 20 years. Mr. Jardine received his undergraduate degree from the University of Florida and his law degree from Stetson University College of Law.

John Lamson, 58, chief financial officer and executive vice president since 2003. Prior to joining the company, Mr. Lamson served as chief financial officer of First American Real Estate Information Services Inc., a wholly-owned subsidiary of First American, a position he held from September 1997 to June 2003. Prior to joining First American, Mr. Lamson spent over five years as a self-employed consultant. Prior to that, Mr. Lamson served as chief financial officer of a financial institution and as a certified public accountant with Arthur Andersen Co. Mr. Lamson is a member of the American Institute of Certified Public Accountants and holds a Bachelor of Arts degree in business administration from the University of South Florida.

Andrew Macdonald, 45, was appointed senior vice president of corporate development in September 2007 and continues to serve as president of the First Advantage Investigative and Litigation Services segment, a position he has held since January 2005. Mr. Macdonald joined the company in 2002 through the HireCheck, Inc. acquisition of Employee Health Programs, Inc. where he served as president and chief financial officer. Following the acquisition, Mr. Macdonald served as president of First Advantage Occupational Health Services Corp. and then as vice president and corporate development officer for First Advantage. He is a member of the Oxford College Board of Counselors. Mr. Macdonald received his Bachelor of Arts degree in business administration from Emory University.

Todd Mavis, 47, joined the company as executive vice president-operations on August 1, 2007. Prior to joining the company, Mr. Mavis served as president and chief executive officer of Danka Business Systems from April 2004 to March 2006, having joined Danka Business Systems in 2001. From 1997 to 2001, Mr. Mavis was executive vice president of Mitchell International, a leading information provider and software developer for insurance and related industries. From 1996 to 1997, Mr. Mavis was senior vice president—worldwide sales and marketing of Checkmate Electronics, Inc. Mr. Mavis holds a Bachelor of Arts degree in marketing and administration from the University of Oklahoma and a masters degree in business administration from San Diego State University.

Akshaya Mehta, 49, has been the executive vice president-corporate infrastructure since August 2007. From 2003 to August 2007, Mr. Mehta served the company as chief operating officer and executive vice president. Previously, Mr. Mehta served as executive vice president and chief operating officer of American Driving Records, Inc., a wholly-owned subsidiary of ours. Mr. Mehta has over 15 years of management experience and over 20 years of technology development expertise. Prior to joining American Driving Records, Inc. in 1999, Mr. Mehta served as division vice president of product development at Automatic Data Processing, Inc., vice president of development at Security Pacific Bank, and Deputy Head of Development at UBS London. Mr. Mehta earned a masters degree in computer science at the Imperial College of the University of London after obtaining a Bachelor of Science degree in physics and medical physics from Queen Elizabeth College of the University of London.

Thomas Milligan, 53, was appointed Vice President and Corporate Treasurer in 2003. He previously served as Treasurer of First American Real Estate Information Services, Inc. which he joined in January 1998. Among other duties, Mr. Milligan manages the corporate treasury function, and other financial management, planning and related analysis for the company. Prior to 1998, Mr. Milligan was Director of Finance for IMC Mortgage Company. Before joining IMC, he provided acquisition financing with Household Commercial Finance and worked in the Chicago office of Deloitte & Touche. Mr. Milligan received his undergraduate business degree from the University of Florida and an MBA from Keller Graduate School of Management. He is also a Certified Public Accountant.

Lisa Steinbach, 45, was appointed Vice President and Corporate Controller in 2003. Prior to joining the company, Ms. Steinbach was Controller of First American Real Estate Information Services Inc., a position she held since joining the company in 1997. Other prior experience includes over 12 years of increasing responsibility with certified public accountants Cherry Bekaert and Holland, Alfa Romeo Distributors of North America, and Eckerd Corporation. Ms. Steinbach is a certified public accountant in Florida and received her Accounting degree from Florida State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 10, 2009, concerning (a) each person who is known to us to be the beneficial owner of more than 5% of First Advantage Corporation’s Class A common stock and Class B common stock; (b) each of our named executive officers; (c) each director; and (d) all of the directors and executive officers as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of March 10, 2009 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

	Class A Common		Class B Common
Name(1)	Number of Shares Beneficially Owned	Percent of Class(2)	Number of Shares Beneficially Owned	Percent of Class(2)
Holders of 5% or More
FADV Holdings LLC(3)(4) The First American Corporation First American Real Estate Information Services, Inc. First American Real Estate Solutions LLC 1 First American Way Santa Ana, California 92797	47,726,521	79.9%	47,726,521	100%
FirstMarkCapital, L.L.C.(5) 1221 Avenue of the Americas New York, New York 10020	2,152,421	17.9%	0	*
Ronald J. Juvonen (6) c/o Downtown Associates 674 Unionville Road Suite 105 Kennett Square Pennsylvania 19348	714,880	5.9%	0	*
Experian Information Solutions, Inc.(4)(7) 475 Anton Boulevard 4th Floor Costa Mesa, California 92626	3,784,642	6.3%	0	*
Maverick Capital, Ltd.(8) 300 Crescent Court 18th Floor Dallas, Texas 75201	1,084,915	9.0%	0	*
Dimensional Fund Advisors LP (9) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	876,388	7.3%	0	*
FMR LLC(10) 82 Devonshire Street, Boston Massachusetts 02109	1,090,698	9.1%	0	*
Directors
Parker Kennedy(11)(18)	38,513	*	0	*
Anand Nallathambi(12)	416,813	3.4%	0	*
J. David Chatham(11)(13)	16,111	*	0	*
Barry Connelly(11)	14,611	*	0	*
Frank McMahon(11)(18)	10,013	*	0	*
Donald Nickelson(11)	14,611	*	0	*
Donald Robert(11)	19,611	*	0	*
Jill Kanin-Lovers(11)	6,279	*	0	*
D. Van Skilling(11)	14,611	*	0	*
David Walker(11)	17,611	*	0	*
Named Executive Officers Who Are Not Directors
John Lamson(14)	256,716	2.1%	0	*
Todd Mavis(15)	26,803	*
Akshaya Mehta(16)	246,473	2.0%	0	*
Evan Barnett(17)	132,059	1.1%	0	*
All Directors and Current Executive Officers as a group (14 persons)	1,230,835	10.2%	0	*

*	Represents holdings of less than one percent.
(1)	Unless otherwise indicated, the address for each of the persons set forth in the table is in care of First Advantage Corporation, 100 Carillon Parkway, St. Petersburg, Florida 33716, and attention: Bret T. Jardine, corporate secretary.

(2)	Percentage ownership of each class is calculated based on 12,005,420 shares of Class A common stock and 47,726,521 shares of Class B common stock outstanding, in each case as of March 10, 2009, plus, in the case of percentage ownership of Class A common stock with respect to First American, the number of Class A common shares First American may acquire within 60 days of March 10, 2009 upon full conversion of the Class B common stock owned by it on such date into Class A common stock on a one-for-one basis.
(3)	The number of shares of Class A common stock reported includes 47,726,521 shares of Class A common stock that may be acquired upon full conversion of 47,726,521 shares of Class B common stock within 60 days of March 10, 2009.
(4)	As reported in Amendment No. 2 to Schedule 13D by First American; FADV Holdings LLC, a Delaware limited liability company; First American Real Estate Solutions LLC, a California limited liability company; and First American Real Estate Information Services, Inc., a California corporation, filed jointly as a “group” within the meaning of Section13(d)(3) of the Exchange Act, FADV Holdings LLC currently is the record owner of 47,726,521 shares of Class B common stock, which are convertible on a one-to-one basis into Class A common stock at the option of FADV Holdings LLC and upon the occurrence of certain events. Subject to FADV Holdings LLC’s operating agreement and the Omnibus Agreement (defined below) with Experian, FADV Holdings LLC and First American share voting and dispositive power with respect to 47,726,521 Class B shares because FADV Holdings LLC is the direct owner of such shares and First American holds a controlling interest in FADV Holdings LLC (62.5917%); with First American Real Estate Solutions LLC and First American Real Estate Information Services, Inc., as holders of 36.2840% and 1.1243%, respectively, of the outstanding equity of FADV Holdings LLC. According to Amendment No 2 to Schedule 13D, pursuant to the terms of the Amended and Restated Omnibus Agreement (“Omnibus Agreement”) between First American and Experian Information Solutions, Inc., and pursuant to the operating agreement of FADV Holdings LLC, First American and Experian Information Solutions, Inc. have the right to cause FADV Holdings LLC to distribute shares of the Class B common stock to First American, First American Real Estate Information Services, Inc. and Experian Information Solutions, Inc., resulting in 43,726,521 shares of Class A common stock being held by First American; 536,585 shares of Class A common stock being held by First American Real Estate Information Services, Inc.; and 3,463,415 shares of Class A common stock being held by Experian Information Solutions, Inc., immediately following the distribution. The distribution of 3,463,415 shares of Class A common stock to Experian Information Solutions, Inc. is based upon Experian Information Solutions, Inc.’s pro rata portion membership interest in First American Real Estate Solutions, LLC (20%), as more fully described in footnote 7 below.
(5)	As reported in the Schedule 13D dated August 25, 2008 filed with the Securities and Exchange Commission. Consists of 2,152,421 shares of Class A common stock, warrants convertible into 42,849 shares of Class A common stock, and options to purchase up to 5,829 shares of Class A common stock exercisable within 60 days of March 10, 2009 formerly held by Pequot Capital Management, Inc. Effective August 20, 2008, FirstMark Capital, L.L.C., a Delaware limited liability company, became the investment manager of certain funds formerly managed by the venture capital division of Pequot Capital Management, Inc. including all of Pequot’s interests in the company.
(6)	As reported in Amendment No. 2 to Schedule 13G dated February 17, 2009 filed with the Securities and Exchange Commission. Ronald J. Juvonen, managing member of Downtown Associates, L.L.C., general partner of Downtown Associates I, L.P., Downtown Associates II, L.P., Downtown Associates III, L.P. and Downtown Associates V, L.P. (collectively referred to as the “Downtown Funds”). These shares are held by Downtown Associates I, L.P., Downtown Associates II, L.P. and Downtown Associates III, L.P. (collectively referred to as the “Downtown Funds”). The general partner of the Downtown Funds is Downtown Associates, L.L.C. (the “General Partner”). Ronald J. Juvonen, as the Managing Member of the General Partner, has sole power to vote and direct the disposition of all shares of the Class A Common Stock held by the Downtown Funds. For purposes of the reporting requirements of the Exchange Act, Mr. Juvonen is deemed to be the beneficial owner of such securities.
(7)

As reported in Amendment No. 1 to Schedule 13G dated February 14, 2006 filed with the Securities and Exchange Commission. Experian Information Solutions, Inc. filed Amendment No. 1 to Schedule 13G with the Securities and Exchange Commission on February 14, 2006 since it may deemed as part of a group with FADV Holdings LLC, First American, First American Real Estate Information Services, Inc., and First American Real Estate Solutions LLC as a result of Experian Information Solutions, Inc.’s 20% ownership interest in First American Real Estate Solutions LLC. First American Real Estate Solutions LLC owns a 36.2840% membership interest in FADV Holdings LLC (with the other members being First American, which owns a 62.5917% membership interest, and First American Real Estate Information Services, Inc., which owns a 1.1243% membership interest). Experian Affiliate Acquisition, LLC, a Delaware limited liability company, in which Experian Information Solutions, Inc. is the sole member, owns beneficially 321,227 shares of Class A common stock and holds full voting and dispositive power of the shares held of record by it. Experian Information Solutions, Inc. does not have voting power or dispositive power over any of the shares owned by FADV Holdings, except that it may cause FADV Holdings, LLC, under certain circumstances, to distribute 17,317,073 shares of Class B stock to First American Real Estate Solutions LLC which would be required to distribute 20% to Experian Information Solutions, Inc. Such Class B common stock would convert automatically into 3,463,415 shares of Class A common stock. Following the distribution of the Class B common stock, it would convert into Class A common stock, resulting in Experian Information Solutions, Inc. owning approximately 6.5% of our

Class A common stock. Experian Information Solutions, Inc. expressly disclaims the existence of a group with any or all of FADV Holdings, First American, First American Real Estate Information Services, Inc. and First American Real Estate Solutions LLC.

(8)	As reported in Amendment No. 2 to Schedule 13G dated February 17, 2009 filed with the Securities and Exchange Commission. Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the Shares which are the subject of this filing through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s Regulations.
(9)	As reported in Schedule 13G dated February 9, 2009, filed with the Securities and Exchange Commission. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of Class A common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Class A common stock that are owned by the Funds. However, all the shares of Class A common stock are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(10)

As reported in Schedule 13G dated February 9, 2009, filed with the Securities and Exchange Commission. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,090,698 shares or 9.275% of the company’s Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Financials Central Fund, amounted to 621,721 shares. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,090,698 shares owned by the Funds. Members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3rd, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(11)	Includes the following options to purchase shares of Class A common stock exercisable within 60 days of March 10, 2009 and Restricted Stock Units vesting within 60 days of March 10, 2009: Mr. Kennedy 11,667 options and 1,999 Restricted Stock Units, Mr. Chatham 11,667 options and 1,999 Restricted Stock Units; Mr. Connelly 11,667 options and 1,999 Restricted Stock Units, Mr. McMahon 6,667 options and 1,999 Restricted Stock Units, Mr. Nickelson 11,667 options and 1,999 Restricted Stock Units, Mr. Robert 11,667 options and 1,999 Restricted Stock Units, Ms. Kanin-Lovers 3,335 options and 1,999 Restricted Stock Units, Mr. Skilling 6,667 options and 1,999 Restricted Stock Units, and Mr. Walker 11,667 options and 1,999 Restricted Stock Units. Each Restricted Stock Unit is equal to one share of Class A Common Stock upon vesting at which time the restriction ceases.
(12)	Includes options to purchase up to 300,050 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 261 shares that are held for the benefit of Mr. Nallathambi by the trustee of the First Advantage Corporation 401(k) Savings Plan.
(13)	Includes 1,500 Class A common stock held by Mr. Chatham’s spouse.
(14)	Includes options to purchase up to 215,000 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 4,485 shares that are held for the benefit of Mr. Lamson by the trustee of the First Advantage 401(k) Plan.
(15)	Includes options to purchase up to 16,700 shares of Class A common stock exercisable within 60 days of March 10, 2009.
(16)	Includes options to purchase up to 210,000 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 692 shares that are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Plan.
(17)	Includes options to purchase up to 105,000 shares of Class A common stock exercisable within 60 days of March 10, 2009 and 692 shares that are held for the benefit of Mr. Barnett by the trustee of the First Advantage 401(k) Plan.
(18)	Messrs. Kennedy and McMahon have entered into agreements with First American requiring them to exercise these option awards and restricted stock awards at the direction of First American and to remit any after-tax benefits they receive as a result.

The following table sets forth as of March 10, 2009 the total number of common shares of First American beneficially owned and the percentage of the outstanding shares so owned, based on 93,100,373 shares of First American common stock outstanding on that date, by:

•	each director;

•	each named executive officer; and

•	all of the directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, those listed are the beneficial owners of the listed shares of First American with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. First American common shares subject to rights exercisable within 60 days of March 10, 2009 are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

Name	Number of The First American Corporation Common Shares	Percent of Class
Directors
Parker Kennedy(1)(2)	3,316,918	3.6%
Anand Nallathambi(3)	112,750	*
J. David Chatham(4)	33,692	*
Barry Connelly	0	*
Frank McMahon(5)	235,396	*
Donald Nickelson	0	*
Donald Robert	732	*
Jill Kanin-Lovers	0	*
D. Van Skilling(6)	34,108	*
David Walker	0	*
Named Executive Officers Who Are Not Directors
John Lamson(7)	4,800	*
Todd Mavis	0	*
Akshaya Mehta(8)	8,642	*
Evan Barnett(9)	5,780	*
All Directors and Executive Officers as a group (14 persons)	3,752,818	4.1%

*	Represents holdings of less than one percent.
(1)	Of the shares credited to Parker S. Kennedy, chairman of the board and chief executive officer of First American, 11,154 shares are owned directly and 2,896,086 shares are held by Kennedy Enterprises, L.P., a California limited partnership of which Parker S. Kennedy is the sole general partner and D. P. Kennedy, Parker S. Kennedy’s father, is one of the limited partners. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of First American without the prior written consent of all of the limited partners. Of the shares held by the partnership, 463,799 are allocated to the capital accounts of Parker S. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are family members of the Kennedys. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Parker S. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.
(2)	Includes options to purchase up to 392,000 shares exercisable within 60 days of March 10, 2009, and 11,515 shares held for the benefit of Mr. Kennedy by the trustee of First American’s 401(k) Savings Plan.
(3)	Includes options to purchase up to 101,000 shares exercisable within 60 days of March 10, 2009 and 4234 shares are held for the benefit of Mr. Nallathambi by the trustee of the First Advantage 401(k) Savings Plan.
(4)	Includes options to purchase up to 5,000 shares exercisable within 60 days of March 10, 2009.
(5)	Includes options to purchase up to 180,000 shares exercisable within 60 days of March 10, 2009.
(6)	Includes 2,365 shares held by a nonprofit corporation for which Mr. Skilling serves as a director and officer. In his capacity as an officer, Mr. Skilling has the power, acting alone, to direct the voting and disposition of the shares. Also includes 2,833 shares held in three trusts for which Mr. Skilling serves as the trustee. In this position, Mr. Skilling has the power to direct the voting and disposition of the shares. Includes options to purchase up to 5,000 shares exercisable within 60 days of March 10, 2009.

(7)	Includes options to purchase up to 4,000 shares exercisable within 60 days of March 10, 2009.
(8)	Includes options to purchase up to 8,000 shares exercisable within 60 days of March 10, 2009 and 642 shares are held for the benefit of Mr. Mehta by the trustee of the First Advantage 401(k) Savings Plan.
(9)	Includes 2 shares held for the benefit of Mr. Barnett by the trustee of the First Advantage 401(k) Savings Plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview. This compensation discussion describes and analyzes our compensation practices for the following named executive officers:

•	Anand Nallathambi, chief executive officer and president

•	John Lamson, chief financial officer and executive vice president

•	Todd Mavis, executive vice president of operations

•	Akshaya Mehta, executive vice president–corporate infrastructure

•	Evan Barnett, president of Multifamily Services Segment

The principal elements of our executive compensation program are:

•	base salary

•	annual cash incentives

•

long-term equity incentives that can be in the form of stock options, restricted stock and restricted stock units, although restricted stock units are currently only being offered to certain members of management.

•	other supplemental benefits related to job and work assignments.

We attempt to position the aggregate of these elements at a level commensurate with our size and sustained performance and to base a significant portion of overall compensation on company and individual performance.

Objectives and Philosophy. The overall objectives of our executive compensation program are to:

•	Enable First Advantage to attract, motivate and retain key executive talent essential to the achievement of our short-term and long-term business objectives;

•	Provide compensation competitive with others in our industry;

•	Emphasize performance-based compensation that may only be earned on the achievement of pre-defined business goals and superior individual performance;

•	Reward senior executives for achieving pre-defined business goals and objectives; and

•	Align the interests of our executives with stockholders.

In setting base salaries for each named executive officer during 2008, the compensation committee reviewed information about compensation levels for similar positions in companies comparable to First Advantage and his or her individual contribution. At the beginning of 2008 the compensation committee originally based the targets for the 2008 annual incentive award on performance relative to pre-established goals, including earnings per share targets, business unit pre-tax profit targets and certain enhancements to company operations each executive is responsible for, however with the global economic downturn the company did not meet its operating income threshold in 2008 to qualify for cash incentive payments in the 2008 senior executive annual incentive plans. As a result, the compensation committee made discretionary awards based on what it believed to be excellent operating, strategic and financial performance in an unprecedented economic environment. Restricted Stock Units, options and restricted stock were granted to provide the opportunity for long-term compensation based upon the performance of our Class A common stock over time and as a retention tool for key executive talent.

Compensation Process.

Compensation Committee. Executive officer compensation is administered by our compensation committee of our board of directors. Our board of directors appoints the compensation committee members and has delegated to the compensation committee the direct responsibility for, among other matters:

•	approving, in advance, the compensation and employment arrangements for our executive officers;

•	reviewing all compensation and benefit plans and programs in which our executive officers participate; and

•	reviewing and recommending changes to all our equity-based plans as appropriate, subject to stockholder approval as required.

Role of Compensation Experts. The compensation committee is authorized to engage compensation consultants and to obtain, at company expense compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees, and other data and documentation the compensation committee considers appropriate. The compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in evaluating the compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms. In 2008, the compensation committee engaged Mercer as its compensation consultant. Projects assigned to the consultant include the evaluation of the composition of the peer group of companies, evaluation of levels of our executive compensation as compared to general market compensation and to First Advantage’s peer companies, and evaluation of annual incentive plan performance goals.

In January 2008 the Compensation Committee reviewed information on potential comparator companies provided by Mercer and selected a group of 18 peer companies to be considered in determining compensation for 2008. The following 18 were selected from among U.S.-based publicly held companies that are most comparable to us in size and industry:

Acxiom Corporation	Certegy, Inc (formerly Fidelity National Information Services)
Alliance Data Systems Corporation	First Consulting Group, Inc.(1)
CBIZ, Inc.	FTI Consulting Inc.
Choicepoint Incorporated	Global Payments, Inc.
The D&B Corporation	InfoGroup, Inc. (formerly Infousa, Inc.)
Experian	Intersections, Inc.
Equifax Incorporated	Paychex, Inc.
Fair Isaac Corporation	Teletech Holdings Incorporated
Viad Corporation	Total System Services, Inc.
(1) First Consulting was acquired by CSC in 2008 and is therefore no longer a peer company

During January and February 2008 Mercer provided the Committee with competitive market data for First Advantage senior executive compensation programs. The data reflects publicly disclosed data regarding the compensation programs of the named executive officers of the 18 peer companies described above, as well as compensation data from published compensation surveys conducted by major consulting firms. Competitive market data is used by management and the Committee to assist in determining compensation programs (including pay levels and vehicles) for senior executives including the named executive officers. The Committee also engaged Mercer to update this review in September 2008.

Based on this analysis, the compensation committee targets total compensation levels (base salary, annual incentive opportunity and the estimated value of long-term incentive awards as of the date they are granted) for our executive officers generally at competitive market levels. The compensation committee considers this to be within the range of competitive market practice.

Role of Our Executive Officers in the Compensation Process. In the first quarter of each year, the chief executive officer presents a report to the compensation committee recommending the upcoming year’s salary, bonus for the prior year, and long-term incentive award levels for named executive officers as well as other executives, other than himself. The compensation committee uses this report and the reports of its consultant to determine executive officer compensation for the upcoming year. Executive officers are not present during compensation committee or board of directors deliberations concerning their compensation. The report by the chief executive officer includes a discussion of the quantitative and qualitative performance for the prior year as well as an assessment by the chief executive officer of the achievement of quantitative and qualitative goals and objectives. The chairman of the board is present when evaluating performance and setting the chief executive officer’s salary and bonus.

Components of Compensation.

The components of our 2008 compensation program were structured to provide compensation competitive with comparable companies, to reward the achievement of certain financial and business objectives and as a retention tool for key executive talent.

Base Salaries. Base salaries for our executive officers were set within ranges, targeted around the competitive norm for similar executive positions in similar companies. Individual salaries may be above or below the competitive norm based on the individual’s contribution to business results, capabilities and qualifications, potential and the importance of the individual’s position to our success. In this context, similar companies are defined as those that are comparable to us in size and scope, and in the nature of their businesses. In early 2008, salaries of our named executive officers were adjusted based on overall strong company financial results for 2007, and to be more commensurate with the pay levels for executives in similar positions within our specified competitive peer group. Mr. Nallathambi’s salary was increased from $625,000 to $700,000. Mr. Lamson’s salary was increased from $350,000 to $375,000. Mr. Mavis’ salary was increased from $325,000 to $375,000. Mr. Mehta’s salary was increased from $336,000 to $345,000. Mr. Barnett’s salary was increased from $288,750 to $297,400. For 2009, salaries were “frozen” and no increases were provided to executive officers.

Annual Cash Incentive Awards. Our annual bonus plan awards were intended to: (i) compensate executive officers if strategic and financial performance targets are achieved and (ii) reward executive officers for performance in those activities that are most directly under their control and for which they are accountable. Corporate, business unit and individual performance goals under the annual incentive plan were linked to our annual business plan and budget. The total cash compensation (the sum of salary and bonus) for our executive officers was intended to be competitive with market practice for similar executive positions in similar companies when performance goals under the annual bonus plan are achieved.

In February 2008, the compensation committee adopted the senior executive annual incentive plan for fiscal year 2008, which set the performance measurements to be used to determine whether certain senior executives, with the exception of Mr. Nallathambi, were eligible to receive a bonus for 2008. Bonuses granted under the 2008 senior executive annual incentive program were expressed as a percentage of base salary and were awarded based on achieving certain quantitative and qualitative performance goals. Messrs. Lamson, Mavis, Mehta and Barnett were entitled to a cash bonus based on the achievement of their stated goals as long as First Advantage achieved company operating income in 2008 of at least $108,264,000. No cash bonus would have been paid if the threshold operating income goal was not met.

Mr. Nallathambi’s senior executive annual incentive plan was adopted by the compensation committee in May 2008 and included both cash bonus and equity bonus components. Mr. Nallathambi was entitled to a cash bonus based on achieving certain quantitative and qualitative goals as long as First Advantage achieved 75% ($108,264,000) of its operating income goal for 2008. Mr. Nallathambi’s target cash bonus equaled 100% of his salary. The minimum bonus that he was eligible to receive was 50% of his salary and the maximum bonus was 200% of his salary. Additionally, Mr. Nallathambi was eligible to receive an equity bonus based on achieving certain levels of operating income in 2008. Achieving 75% ($108,264,000) of the company’s operating income goal, would result in Mr. Nallathambi receiving a restricted stock unit award in 2009 with a value of $300,000. At achieving 100% ($144,390,000) or greater of the operating income goal, Mr. Nallathambi would receive a restricted stock unit award in 2009 with a value of $600,000. The award value would be pro-rated for achieved levels of operating income between 75% to 100% of goal. In 2009, after audited financial results are publicly released, the actual restricted stock unit award value would be determined. At that time, the award value would be divided by the company’s closing stock price on the date the award amount was approved by the compensation committee, resulting in a specific number of restricted stock units. This award then vests ratably in one-third increments over the next 3 years (2010, 2011 and 2012).

Incentive awards issued under the 2008 senior executive annual incentive plans for Messrs. Nallathambi, Lamson, Mavis, Mehta and Barnett are subject to adjustment at the compensation committee’s discretion. In making such adjustments, the committee may take into account subjective factors outside the performance measurement goals set for each executive officer at the beginning of the year.

The following summarizes the annual cash incentive plan targets and weightings for each executive officer:

	Target Cash Incentive Award As A Percentage of Salary	Range of Cash Incentive Award As A Percentage of Salary	Percent of Target Incentive Award Value Attributable to Company Quantitative Goals	Percent of Target Incentive Award Value Attributable to Individual Qualitative Goals	Percent of Target Cash Incentive Awarded for 2008 (1)
Anand Nallathambi	100%	50% - 200%	80%	20%	64	%(2)
John Lamson	100%	50% - 200%	80%	20%	64%
Todd Mavis	100%	50% - 200%	80%	20%	64%
Akshaya Mehta	100%	50% - 200%	80%	20%	64%
Evan Barnett	100%	50% - 200%	80%	20%	100%

The company did not achieve the threshold level of operating income in 2008 to enable bonus payments to executives. The compensation committee made discretionary awards based on what it believes to be excellent operating, strategic and financial performance in an unprecedented economic environment. The awards for Messrs. Nallathambi, Lamson, Mavis and Mehta approximate the level of operating income achieved against plan. The award for Mr. Barnett reflects the at plan performance of the Multi-Family business segment that he manages. Additionally, the compensation committee made a discretionary equity bonus award in March 2009 to Mr. Nallathambi. He received a total award value of $162,000, which resulted in 16,200 restricted stock units. The award vests ratably over the next 3 years (2010, 2011 and 2012). The equity bonus program which was in place for the last three years will be discontinued for 2009.

For 2009, the range for cash incentive awards as a percentage of salary has been changed to reflect the current economic conditions. Payouts will not exceed 150% of target and, as with equity incentive awards, will be directly aligned with company performance.

Long-Term Incentive Compensation. We currently administer our long-term incentive compensation through the First Advantage Corporation 2003 Incentive Compensation Plan. A total of 7.0 million shares of Class A common stock are available for issuance under the plan. The plan is administered by the compensation committee. At December 31, 2008, 3,491,557 shares of Class A common stock (in the form of options) and 340,499 shares of restricted stock were outstanding under the plan. Options vest over three years at a rate of 33.4% for the first year and 33.3% for each of the two following years. Each option grant expires ten years after the grant date, and restricted stock vests over three years at a rate of 33.3% for the first two years and 33.4% for the last year. Restricted stock units vest over three years at a rate of 33.3% for the first two years and 33.4% for the last year.

The primary purposes of the long-term incentive program are to align the interests of executive officers and other key employees with those of our stockholders and to attract and retain key executive talent. Employees eligible for the long-term incentive program include those who are determined by the compensation committee to be in key policy-setting and decision-making roles, and to have responsibilities that contribute significantly to achieving our earnings goals. The size of an individual’s long-term incentive award is based primarily on individual performance, the individual’s responsibilities and position. Long-term incentive award values are intended to be competitive with market practice for similar executive positions in similar companies.

In 2005, we provided an opportunity for executive officers to elect to receive restricted stock units representing our stock in lieu of some or all of the executive officers’ annual bonus payments. To provide an incentive to acquire our shares through this program, and thereby align executive officers’ interests more closely with those of our stockholders, we provided a 33% match on these restricted stock unit purchases. These restricted stock units were subject to vesting requirements based on the executive’s continued employment. Eligibility for this program was determined by the compensation committee in its discretion. We may decide to offer this opportunity again in the future. Currently, this program is not being offered.

In 2006, the compensation committee adopted the Flexible Long-Term Incentive Plan. This plan was offered in 2006 and in 2007 and was administered under the 2003 Incentive Compensation Plan. The purpose of this plan was to ensure that First Advantage achieves its long-term goals and objectives. Participants in the program were identified at the beginning of each year. Participants were permitted to make an annual election of the form of awards from among (i) stock options (our current program), (ii) restricted stock (full-value shares of stock), (iii) restricted stock units (phantom units that the participant can convert to full-value shares at some future date of their choosing), or (iv) a combination thereof. All equity incentives granted under the plan have a 3-year graded time-based vesting schedule. Continued employment and satisfactory performance is required to meet the vesting requirements. Participants making an election can choose to receive stock options and restricted stock/units (one value share/unit for every three stock options the participant elects not to receive). If participants do not make an election at a chosen date in February, the participant receives options as a default election.

In 2008, the compensation committee decided to discontinue the Flexible Long-Term Incentive Plan and to instead offer only restricted stock units to participants who are identified at the beginning of each year. Participation in the new long term incentive plan, which is administered under the 2003 Incentive Compensation Plan, may vary from year to year. The committee determined that awards of restricted stock units as opposed to other forms of equity grants provides for superior alignment of executives’ interests with our shareholders’ interest and simultaneously encourages employee stock ownership. Additionally, the committee believes that the use of restricted stock units is a valuable executive retention tool. All equity incentives granted under the plan have a three year graded time-based vesting schedule. Continued employment and satisfactory performance is required to meet the vesting requirements.

For 2009 long term incentive equity awards were reduced in comparison to the number of restricted stock units awarded in 2008 in alignment with company performance and to reflect the current economic conditions.

Participation in The First American Corporation’s Benefit Plans. The First American Corporation maintains a pension plan and supplemental benefit plans. Employees of First Advantage and its subsidiaries who were participants in The First American Corporation’s defined benefit pension plan prior to First Advantage’s June 5, 2003 acquisition of The First American Corporation’s screening technology division, and who have become employees of First Advantage or its subsidiaries in connection with such acquisition generally are permitted to continue their participation in the pension plan, to the extent available to employees of First American. As of December 31, 2001, no new participants were permitted to participate in the defined benefit pension plan. Currently, only Messrs. Nallathambi, Lamson and Barnett participate in this plan.

The First American Corporation maintains both an executive and management supplemental benefit plan that provide retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. Under the plans, which were amended in 2007, a participant upon retirement at normal retirement date (the later of age 62 or, unless either waived by The First American Corporation’s board of directors, completion of 10 years of service or five years as a plan participant) receives a 50% joint and survivor annuity benefit equal to 30% of “final average compensation” under the executive plan or 15% of “final average compensation” under the management plan. “Final average compensation” is the average annual compensation, generally composed of base salary, cash bonus and sales commissions, for the five-year period ending on December 31 of the calendar year immediately preceding the calendar year in which the participant retires.

The benefit is reduced by 5.952% for each year prior to age 62 in which retirement occurs under the executive plan or 7.143% for each year prior to normal retirement date in which retirement occurs under the management plan.

To be eligible to receive benefits under the plans, a participant must be at least age 55, have been one of The First American Corporation’s employees, or an employee of one of its subsidiaries, for at least 10 years under the executive plan or 15 years under the management plan and, unless waived by its board of directors, covered by the plans for at least five years. A pre-retirement death benefit is provided consisting of 10 annual payments, each of which equals 50% of final average compensation. In the event of a “change in control” (as defined in the plans) of The First American Corporation, a participant who retires after the change in control shall receive the same benefits as if he or she were retiring upon the attainment of normal retirement date.

Currently, Mr. Nallathambi is the only named executive officer who participates in the executive plan.

Stock Ownership Requirements. We do not currently have any policy or guidelines that require a specified ownership of our common stock by our directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers. We do, however, encourage senior executives to build ownership commensurate with their level within the organization. In addition, the compensation committee, as part of its deliberations during the year, reviews stock ownership by our directors and officers. As of March 10, 2009, our executive officers as a group owned approximately 2% of our outstanding Class A common stock.

Stock Option Practices. We have awarded all stock options to purchase our Class A common stock to executive officers at the fair market value of our common stock at the grant date. Stock options are only issued four times per year on pre-established grant dates. These award dates occur after the release of our quarterly financial results. All awards are approved by the compensation committee. For 2009, it is the intent of compensation committee that only restricted stock units will be awarded to certain levels of management. To the extent restricted stock units are awarded in 2009, the issuance shall be only four times a year based on the identical pre-established grant dates established by the compensation committee for the issuance of options.

Perquisites and Other Personal Benefits. Supplemental benefits are offered to selected executive officers where they are specifically related to job and work assignments. Our philosophy is to de-emphasize executive perquisites so we only provide certain executive officers with a reimbursement for dues of social organizations for the purpose of enhancing business opportunities and with automobile allowances related to job and work assignments.

Post-termination Compensation.

The First Advantage Corporation 2003 Incentive Compensation Plan calls for accelerated vesting of all awards in the event of a change in control of First Advantage or The First American Corporation. In addition, Mr. Nallathambi participates in the First American Corporation’s supplemental benefit plan, which calls for accelerated vesting of all benefits in the event of a change in control of The First American Corporation.

Tax Implications of Executive Compensation. Our aggregate deductions for each named executive officer compensation are potentially limited by Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent the aggregate amount paid to an executive officer exceeds $1.0 million, unless it is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exceptions specified in the Internal Revenue Code. The compensation committee considers adoption of plans which can satisfy the requirements of Section 162(m); however, its overall compensation philosophy is not dictated by meeting such requirements.

Approaches for 2009. The current global economic conditions and the widespread concern over executive pay are being addressed by the compensation committee and management as it relates to executive compensation. We believe that our compensation programs are balanced, reasonable and help us retain the world’s best talent and are appropriately proportionate to the performance of the Company as a whole. While overall prevailing economic conditions are not necessarily within the control of our executives’ ability to dictate Company performance, we believe that it is appropriate for certain components of compensation to decline during periods of economic stress, reduced earnings and lower stock prices. It is in this context that the compensation committee set forth a decision to freeze executive salaries for 2009 and as was done this past year, to align equity incentives with the current status of the economy and with the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on this review and discussion, the compensation committee recommends to the board of directors that the Compensation Discussion and Analysis be included in First Advantage’s Annual Report on Form 10-K for the year ended December 31, 2008 and in this proxy statement each to be filed with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors:

Jill Kanin-Lovers, Chairman
Frank McMahon, Director
Donald Nickelson, Director
Donald Robert, Director

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for each individual who served at any time during 2008 as our principal executive officer and our principal financial officer, and the other three most highly compensated executive officers who were serving as our executive officers at the fiscal year ended December 31, 2008 and whose total compensation exceeded $100,000. We refer to each of the individuals named in the table below as “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (7)	Total Compensation ($)

Anand Nallathambi, Chief Executive Officer and President	2008	$700,000		$444,500	(2)	$967,254	$1,016,962	$0	(2)	$248,031	(6)	$37,374	$3,414,121
	2007	625,000		—		562,564	1,176,159	781,250		314,630		36,778	3,166,875
	2006	525,000		—		420,043	815,527	615,235				34,018	2,724,453

John Lamson, Chief Financial Officer and Executive Vice President	2008	$375,000		$238,125	(2)	$477,699	$138,536	$0	(2)	$11,377	(6)	$20,792	$1,261,529
	2007	350,000		—		348,158	300,940	437,500		28,175		21,965	1,486,738
	2006	275,000		—		179,658	472,530	326,562		33,365		23,376	1,310,491

Todd Mavis, Executive Vice President-Operations	2008	$395,533	(1)	$238,125		$166,503	$104,433	$0	(2)	$0		$156,393	$1,060,987

Akshaya Mehta, Executive Vice President-Corporate Infrastructure	2008	$345,000		$219,075	(2)	$497,067	$27,958	$0	(2)	$0	(6)	$17,700	$1,106,800
	2007	336,000		—		423,031	190,095	328,734		86,999		17,550	1,382,409
	2006	310,000		—		242,052	476,047	346,812		53,563		17,400	1,445,874

Evan Barnett, President of Multifamily Services Segment	2008	$305,979	(1)	$297,400	(2)	$342,057	$11,182	$0	(2)	$11,907		$16,500	$985,025
	2007	288,750		—		286,212	73,530	295,969		1,887		16,350	962,698
	2006	275,000		74,250	(3)	162,648	230,683	160,704		4,160		16,200	923,645

(1)	The company adopted a voluntary buyback program of Accrued Paid Time Off for all employees in 2008. Messrs. Barnett and Mavis participated in this program. Mr. Barnett’s salary comprises an annual salary of $297,400 and a buyback of accrued Paid Time Off totaling $8,579. Mr. Mavis’ salary comprises an annual salary of $375,000 and a buyback of accrued Paid Time Off totaling $20,533.
(2)	The company did not meet its operating income threshold in 2008 to qualify for cash incentive payments in the 2008 senior executive annual incentive plans. The compensation committee made discretionary awards based on what it believes to be excellent operating, strategic and financial performance in an unprecedented economic environment. The awards for Messrs. Nallathambi, Lamson, Mavis and Mehta approximate the level of operating income achieved against plan. The award for Mr. Barnett reflects at-plan performance of the Multi-Family business segment that he manages.
(3)	Reflects a portion of Mr. Barnett’s 2006 annual incentive plan award for which a specific performance metric was modified by the compensation committee to reflect business conditions occurring after the plan metrics were originally approved by the compensation committee. The actual payment was based on the performance level achieved and was calculated consistent with the terms of the annual incentive plan.
(4)	The dollar amounts recorded in the table for the stock awards and the option awards have been computed in accordance with Statement of Financial Accounting Standards No. 123, (as revised in 2004) (“SFAS No.123R”). Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the named executive officer is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost of these awards reported in the table, see Note 2, “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2008. These option awards are for First Advantage Corporation and The First American Corporation.
(5)	Reflects only positive increases in values in The First American Corporation Pension Plan, The First American Corporation Executive Supplemental Benefit Plan and The First American Corporations Deferred Compensation Plan.
(6)	Excludes loss of investment earnings during 2008 in The First American Deferred Compensation Plan of $(143,016) for Mr. Nallathambi, $(120,362) for Mr. Lamson, and $(385,015) for Mr. Mehta.

(7)	The table below sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2008:

Name	Perquisites and other Personal Benefits(8)	Registrant Contributions to Defined Contribution Plans(9)	Insurance Premiums	Tax Reimbursements		Total All Other
Anand Nallathambi	$29,745	$6,900	$729	—		$37,374
John Lamson	$12,858	$6,900	$1,034	—		$20,792
Todd Mavis	$84,084	$6,900	—	65,409	(10)	$156,393
Akshaya Mehta	$10,800	$6,900	—	—		$17,700
Evan Barnett	$9,600	$6,900	—	—		$16,500

(8)	Reflects car allowances and club membership dues for all executives. Also, includes $74,484 of relocation expenses paid on behalf of Mr. Mavis by the company.
(9)	Represents First Advantage’s matching contribution in February 2009 to participants’ 2008 deferrals in the First Advantage 401(k) Savings Plan.
(10)	Reflects the gross-up by the company of federal, state and local income taxes with respect to the taxable portion of Mr. Mavis’ relocation expense reimbursements

Grants of Plan-Based Awards

The following table provides information concerning equity-based compensation granted to the named executive officers during 2008 under the First Advantage Corporation 2003 Incentive Compensation Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Anand Nallathambi	2/26/2008				45,000	(2)	$912,600
	3/3/2008				55,000	(3)	$1,119,800
	5/3/2008	$300,000	$600,000	$600,000
John Lamson	3/3/2008				29,470	(3)	$600,009
Todd Mavis	3/3/2008				29,470	(3)	$600,009
Akshaya Mehta	3/3/2008				19,646	(3)	$399,993
Evan Barnett	3/3/2008				12,279	(3)	$250,000

(1)	This award represents a portion of Mr. Nallathambi’s annual incentive plan, as approved by the compensation committee, based on achieving certain levels of operating income for 2008. The threshold award level is a restricted stock unit award with a value of $300,000, and the target and maximum award values are both $600,000. The actual number of restricted stock units to be awarded will be determined by dividing the final award value (based on the level of operating income achieved) by the closing stock price on the award determination date in 2009. This award will vest in one-third increments over the next 3 years (2010, 2011 and 2012).
(2)	This award represents a portion of Mr. Nallathambi’s 2007 annual incentive compensation plan. The compensation committee determined in February 2008 that Mr. Nallathambi earned 45,000 shares based on attaining certain earnings per share levels. The threshold award under the 2007 plan was for 5,000 restricted stock units, the target award was for 40,000 units and the maximum award was for 55,000 units. The restricted stock unit award vests in one-quarter increments over the next 4 years (2009, 2010, 2011 and 2012).
(3)	All awards are for restricted stock units, which vest ratably over 3 years (2009, 2010 and 2011).

Additional Information Relating to Our Summary Compensation and Grants of Plan-Based Awards Tables

The compensation plans under which remuneration was paid and grants in the following table were made to our named executive officers are generally described in under “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End – First Advantage Corporation

The following table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding related to First Advantage’s Class A common stock as of December 31, 2008 for each named executive officer.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (2) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
Anand Nallathambi	9/15/2005	200,000		$27.070	9/15/2015
	2/22/2007	33,400	66,600	$26.760	2/22/2017
	3/30/2007	16,700	33,300	$23.970	3/30/2017
						138,0479	(3)	$1,953,365

James Lamson	6/4/2003	50,000		$21.625	6/4/2013
	12/22/2003	50,000		$18.400	12/22/2013
	2/22/2005	75,000		$19.490	2/22/2015
	2/21/2006	26,680	13,320	$24.930	2/21/2016
						56,254	(4)	$795,994

Todd Mavis	8/15/2007	16,700	33,300	$18.540	8/15/2017
						29,470	(5)	$417,001

Akshaya Mehta	6/4/2003	50,000		$21.625	6/4/2013
	12/22/2003	85,000		$18,400	12/22/2013
	2/22/2005	75,000		$19.490	2/22/2015
						$40,654	(6)	$575,254

Evan Barnett	6/4/2003	50,000		$21.625	6/4/2013
	12/22/2003	25,000		$18,400	12/22/2013
	2/22/2005	30,000		$19.490	2/22/2015
						$26,905	(4)	$380,706

(1)	Based on the December 31, 2008 closing stock price of $14.15.
(2)	Options vest over three years on the anniversary of the grant date at a rate of 33.4% for the first year and 33.3% for each of the two following years.
(3)	9,040 shares vested February 22, 2009, 9,040 shares will vest February 22, 2010, 9,040 shares will vest February 22, 2011, 11,250 shares vested February 26, 2009, 11,250 shares will vest February 26, 2010, 11,250 shares will vest February 26, 2011, 11,250 shares will vest February 26, 2012, 18,314 shares vested March 3, 2009, 18,313 shares will vest March 3, 2010, and 18,313 shares will vest February 3, 2011.
(4)	6,777 shares will vest February 20, 2010, 6,667 shares will vest February 21, 2010, 6,660 shares vested on February 22, 2009, 6,680 shares will vest February 22, 2010, 9,813 vested on March 3, 2009, 9,823 shares will vest on March 3, 2010 and 9,823 will vest March 3, 2011.
(5)	9,813 shares vested March 3, 2009, 9814 shares will vest on March 3, 2010 and 9,843 shares will vest March 3, 2011.
(6)	6,660 shares vested on February 22, 2009, 6,680 shares will vest February 22, 2010, 6,488 shares vested on March 3, 2009, 6,488 shares will vest March 3, 2010 and 6,488 shares will vest March 3, 2011.
(7)	4,454 shares vested on February 22, 2009, 4,454 shares will vest February 22, 2010, 4,093 shares vested March 3, 2009, 4,093 shares vest on March 3, 2010 and 4,093 shares will vest March 3, 2011.

Outstanding Equity Awards at Fiscal Year-End – The First American Corporation

The following table provides information concerning unexercised options as of December 31, 2008 for each of Messrs. Nallathambi, Lamson and Mehta under First American’s 1996 Stock Option Plan, 1997 Director’s Stock Plan and 2006 Incentive Compensation Plan.

	Option Awards	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)		Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable
Anand Nallathambi	2/24/2000	6,000				$14.000	2/24/2010
	12/13/2001	15,000				$19.200	12/13/2011
	7/23/2002	10,000				$19.100	7/23/2012
	2/27/2003	30,000				$22.850	2/27/2013
	2/26/2004	10,000	10,000	(1)		$30.560	2/26/2014
	2/28/2005	10,000	20,000	(1)		$36.550	2/28/2015
John Lamson	3/12/2003 4/1/2003	2,000 2,000			$ $	26.35 26.35	3/12/2013 4/1/2013
Akshaya Mehta	1/24/2002	8,000				$18.89	1/24/2012

(1)	Options vest pro rata over five years on the anniversary of the grant date at a rate of 20% per year.

Options Exercised and Stock Vested

The following table provides information concerning the exercise of stock options, SARs and similar instruments and vesting of stock, including restricted stock, restricted stock units and similar instruments, related to First Advantage’s Class A common stock during 2008 for each of the named executive officers on an aggregate basis.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Nallathambi	19,934	$383,933
John Lamson	10,570	$202,368
Todd Mavis	—	—
Akshaya Mehta	18,215	$351,139
Evan Barnett	12,107	$233,531

The First American Corporation Benefit Plans

Certain of our employees are eligible to participate in the following benefit plans maintained by First American for the benefit of certain officers and employees of First American and its subsidiaries, including ours’ and our subsidiaries’ officers and employees.

Pension Plan and Supplemental Benefit Plan

The following table provides information with respect to each plan that provides for payments or other benefits to the named executive officers following, or in connection with, retirement.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Nallathambi	The First American Corporation Pension Plan	14.00	$53,417
	The First American Corporation Executive Supplemental Benefit Plan		$1,491,702

John Lamson	The First American Corporation Pension Plan	11.25	$84,318

Todd Mavis	—	—	—

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Akshaya Mehta	—	—	—

Evan Barnett	The First American Corporation Pension Plan	10.25	$96,032

Additional Information Relating to Our Pension Plan and Supplemental Benefit Plan Table

Pension Plan. Employees of First Advantage and its subsidiaries who were participants in First American’s defined benefit pension plan prior to First Advantage’s June 5, 2003 acquisition of First American’s screening technology division, and who have become employees of First Advantage or its subsidiaries in connection with such acquisition generally are permitted to continue their participation in the pension plan, to the extent available to employees of First American. As of December 31, 2001, no new participants were permitted to participate in the defined benefit pension plan.

In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1.5% of pay (i.e., salary, plus cash bonuses, commissions and other pay) to the plan. As a result of amendments to the pension plan that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate. As a result of further amendments, which were adopted in 2000, the pension plan will not accept new participants after December 31, 2001.

A participant generally vests in his accrued benefit attributable to First American’s contributions upon the completion of three years of service or, if earlier, the attainment of normal retirement age while an employee. Normal retirement age is defined under the plan as the later of the employee’s attainment of age 65 or his third anniversary of participation in the plan.

Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity:

•

to 1% of the first $1,000 and 1.25% of remaining final average pay (i.e., the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last ten years prior to retirement) times the number of years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) as of December 31, 1994; and

•

to  3/4% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) subsequent to December 31, 1994.

•

Effective December 31, 2000, First American’s pension plan was amended to exclude from the calculation of benefits any pay earned after December 31, 2001, and any service earned after December 31, 2005.

•

Effective December 31, 2002, First American’s pension plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 – 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002. The pension plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

•	Effective April 30, 2008, First American’s pension plan was amended to “freeze” all benefit accruals for all participants.

An employee with at least three years of participation in the plan may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits.

First American funds the plan based on actuarial determinations of the amount required to provide the stated benefits. The benefits are not subject to deduction for Social Security payments or any other offsets. Currently, Messrs. Nallathambi, Lamson and Barnett have 14.00, 11.25 and 10.25 years, respectively, of credited service.

The compensation levels shown in the table are less than those set forth in the summary compensation table because the federal tax law limits the maximum amount of pay that may be considered in determining benefits under the tax-qualified pension plan, and First American’s pension restoration plan, which is described below, does not make up for these limits for pay exceeding $275,000. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 as of January 1, 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the pension plan before 1994 is $219,224, and since First American’s pension plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

During 1996, First American adopted its pension restoration plan. This plan is an unfunded, nonqualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit. However, in order to limit its expense, the pension restoration plan does not make up for benefit accruals on compensation exceeding $275,000. The pension restoration plan also makes up for benefits that cannot be paid from First American’s pension plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under First American’s pension restoration plan occurs at the same time that vesting occurs for that employee in his or her pension plan benefits. The pension restoration plan is effective as of January 1, 1994, but only covers selected pension plan participants who were employees of First American or its participating subsidiaries on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the pension plan was reduced from $235,840 to $150,000. The pension restoration plan excludes pay earned after December 31, 2001, as does the pension plan. The pension restoration plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Supplemental Benefit Plans. The First American Corporation maintains executive and management supplemental benefit plans that it believes assist in attracting and retaining highly qualified individuals for upper management positions. The plans provide retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel selected by The First American Corporation’s board of directors, and may include our executives or executives of our subsidiaries at and to the extent selected by The First American Corporation’s board of directors. Under the plans that were amended and restated November 1, 2007, upon retirement at normal retirement date (the later of age 62 or, unless either waived by The First American Corporation’s board of directors, completion of ten years of service or five years as a plan participant), a participant receives a 50% joint and survivor annuity benefit equal to 30% of “final average compensation” under the executive plan or 15% of “final average compensation” under the management plan. “Final average compensation” is the average annual compensation, generally composed of base salary, cash bonus and sales commissions, for the five-year period ending on December 31 of the calendar year immediately preceding the calendar year in which the participant retires. The benefit is reduced by 5.952% for each year prior to normal retirement date in which retirement occurs under the executive plan or 7.143% for each year prior to normal retirement date in which retirement occurs under the management plan.

To be eligible to receive benefits under the plans, a participant must be at least age 55, have been an employee of The First American Corporation, or an employee of one of its subsidiaries (including our subsidiaries and us), for at least ten years under the executive plan or fifteen years under the management plan and, unless waived by The First American Corporation’s board of directors, covered by the plans for at least five years. A pre-retirement death benefit is provided consisting of ten annual payments, each of which equals 50% of final average compensation. Vesting rights under the plans are accelerated in the event of a change in control (as defined in the plans) of The First American Corporation.

The supplemental benefit plans are unfunded and unsecured. The First American Corporation purchases insurance, of which The First American Corporation is the owner and beneficiary, on the lives of the participants in the plans. This insurance is designed to recover, over the life of the plans, The First American Corporation’s costs incurred with respect to the plans. Currently, only Mr. Nallathambi is a member of the executive plan and two additional employees have been selected by The First American Corporation board to participate in the management plan. No amounts are payable by us in connection with these plans, other than the reimbursable expenses for administration of the plans.

On October 11, 2005, the company and The First American Corporation entered into a reimbursement agreement, which requires the company to reimburse The First American Corporation for the actual costs associated with the participation of our executives or our subsidiaries’ executives in the supplemental benefit plans. In 2008, we reimbursed The First American Corporation $400,055 for actual and interest costs for Mr. Nallathambi’s participation in the executive supplemental benefit plan.

Nonqualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each named executive officer.

Name	Executive Contribution in Last Fiscal Year ($)	Registrant Contribution in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-end ($)
Anand Nallathambi	$66,154	$0	$(143,016)	$0	$306,254
John Lamson	$37,500	$0	$(120,362)	$0	$213,334
Todd Mavis	$0	$0	$0	$0	$0
Akshaya Mehta	$312,297	$0	$(385,015)	$0	$1,263,389
Evan Barnett	$0	$0	$0	$0	$0

Additional Information Relating to Our Nonqualified Deferred Compensation Plan Table

Deferred Compensation Plan. First American’s deferred compensation plan offers to a select group of management and highly compensated employees of First American and its subsidiaries, including our subsidiaries and us, the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by First American’s board is responsible for administering the plan, which became effective January 1, 1998. First American maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect to schedule in-service withdrawals of deferred compensation and the earnings and losses attributable thereto. For all participants who joined the plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in a participant’s first year of participation or $2.0 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001, are not eligible for any life insurance benefit. First American pays a portion of the cost of such life insurance benefits. Messrs. Lamson, Mehta and Nallathambi participate in this plan. The plan is unfunded and unsecured.

Potential Payments Upon Termination or Change in Control

Name	Benefit	Termination with Cause or for Good Reason	Termination without Cause or Good Reason	Voluntary Termination	Death	Disability	Change in Control	Retirement
Anand Nallathambi,	Stock Options (1):	$0	$513,790	$513,790	$513,790	$513,790	$513,790	n/a
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$1,953,365	$472,723	$1,953,365	n/a
	Pension Plan (2):	$53,417	$53,417	$53,417	$31,032	$53,417	$53,417	n/a
	Supplemental Benefit Plan (2):	$0	$0	$0	$5,803,230	$2,137,205	$6,478,747	n/a
	Deferred Compensation Plan (2):	$306,254	$306,254	$306,254	$596,894	$306,254	$306,254	n/a
	Paid Time-Off (2):	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000	n/a
	Total Value:	$429,671	$943,461	$943,461	$8,968,311	$3,553,389	$9,375,573	$0
John Lamson	Stock Options (1):	$0	$10,160	$10,160	$10,160	$10,160	$10,160	$10,160
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$795,994	$95,895	$795,994	$0
	Pension Plan (2):	$98,499	$98,499	$98,499	$48,592	$98,499	$98,499	$98,499
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	$213,334	$213,334	$213,334	$333,334	$213,334	$213,334	$213,334
	Paid Time-Off (2):	$38,942	$38,942	$38,942	$38,942	$38,942	$38,942	$38,942
	Total Value:	$350,775	$360,935	$360,935	$1,227,022	$456,830	$1,156,929	$360,935
Todd Mavis	Stock Options (1):	$0	$0	$0	$0	$0	$0	n/a
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$417,001	$0	$417,001	n/a
	Pension Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Paid Time-Off (2):	$0	$0	$0	$0	$0	$0	n/a
	Total Value:	$0	$0	$0	$417,001	$0	$417,001	$0
Akshaya Mehta	Stock Options (1):	$0	$80,000	$80,000	$80,000	$80,000	$80,000	n/a
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$575,254	$13,980	$575,254	n/a
	Pension Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	$1,263,389	$1,263,389	$1,263,389	$1,263,389	$1,263,389	$1,263,389	n/a
	Paid Time-Off (2):	$34,500	$34,500	$34,500	$34,500	$34,500	$34,500	n/a
	Total Value:	$1,297,889	$1,377,889	$1,377,889	$1,953,143	$1,391,869	$1,953,143	$0
Evan Barnett	Stock Options (1):	$0	$0	$0	$0	$0	$0	$0
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$380,706	$18,084	$380,706	$0
	Pension Plan (2):	$97,508	$97,508	$97,508	$49,400	$97,508	$97,508	$97,508
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Paid Time-Off (2):	$23,539	$23,539	$23,539	$23,539	$23,539	$23,539	$23,539
	Total Value:	$121,047	$121,047	$121,047	$453,645	$139,131	$501,753	$121,407

(1)	Based on the December 31, 2008 closing stock price of $14.15 for First Advantage stock options, restricted stock and restricted stock unit awards, and the December 31, 2008 closing stock price of $28.89 for The First American Corporation’s stock option awards.
(2)	Based on plan valuations and accrued obligations as of December 31, 2008.

Additional Information Relating to Potential Payments Upon Employment Termination or Change in Control

Change in Control Arrangements

In 2008, none of our executive officers had change in control agreements through First Advantage. However, the First Advantage Corporation 2003 Incentive Compensation Plan calls for accelerated vesting of all awards in the event of a change in control of First American or us. In addition, Mr. Nallathambi participates in First American’s supplemental benefit plan, which calls for accelerated vesting of all benefits in the event of a change in control of First American.

A “change in control” for purposes of First American’s supplemental benefit plan means any one of the following:

•	a merger or consolidation in which stockholders of First American end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of First American’s assets or the complete liquidation or dissolution of First American;

•	a change in the composition of First American’s board over a two-year period without the consent of a majority of the directors in office at the beginning of the two-year period; or

•	the acquisition or accumulation by certain persons of at least 25% of First American’s voting securities.

A “change in control” for purposes of the First Advantage Corporation 2003 Incentive Compensation Plan means any one of the following:

•

an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of the voting power in First American (other than directly from First American);

•	an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of our voting power (other than directly from us);

•

a merger, consolidation or similar transaction involving First American, unless (a) stockholders of First American end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of the board of First American prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) First American and its affiliates own collectively 50% or more of the voting power of the surviving entity;

•

a merger, consolidation or similar transaction involving us, unless (a) our stockholders end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of our board of directors prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) we and our affiliates own collectively 50% or more of the voting power of the surviving entity;

•	the composition of First American’s board is changed without the consent of a majority of the directors in office;

•	the composition of our board is changed without the consent of a majority of the directors in office;

•	any approval of any plan or proposal for the liquidation or dissolution of First American or us;

•

any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of First American to any person (other than a transfer to a company that we own or that is owned by First American or the distribution to First American’s stockholders of the stock or any other assets of a company that we own or that is owned by First American); or

•

any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of our assets or business to any person (other than a transfer to a company that we own or that is owned by First American, the distribution to our stockholders of the stock or any other assets of a company that we own or is owned by First American, or a transfer or distribution to First American or its affiliates).

Director Compensation

For 2008, non-employee directors received a yearly fee of $30,000. “Non-employee director” means a member of the board who is not also an employee or consultant of the company, a subsidiary or an affiliate. In addition, non-employee directors received the following additional compensation: (i) a chair retainer fee of $10,000 per year for the audit committee chair; (ii) a chair retainer fee of $4,000 per year for the compensation committee chair and for the nominating and corporate governance committee chair; (iii) a member retainer fee of $10,000 per year for each member of the audit committee; (iv) a member retainer fee of $4,000 per year for each member of the compensation committee; (v) a member meeting fee of $1,500 for each meeting of the board; and (vi) a member meeting fee of $1,000 for each meeting attended by members of the audit committee, compensation committee and nominating and corporate governance committee. Non-employee directors also receive an option to acquire 5,000 shares of our Class A common stock upon election to the board. Non-employee directors who have served for six months or more also receive restricted shares of our Class A common stock valued at $65,000 upon reelection. In all cases, the exercise price of options is the fair market value of our Class A common stock on the date of grant. Finally, First Advantage reimburses the directors for travel expenses incurred in connection with their duties as directors of First Advantage. In addition, the company’s by-laws provide each director with certain indemnification rights and we have entered into an indemnity agreement with each member of the board of directors.

The following table provides information concerning the compensation of our directors for the period January 1, 2008 through December 31, 2008. Directors who are also named executive officers have been omitted from this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Parker Kennedy(3)	—	$36,077	$12,780	$48,857
J. David Chatham	$62,000	$36,077	$12,780	$110,857
Barry Connelly	$82,000	$36,077	$12,780	$130,857
Jill Kanin-Lovers	$77,000	$36,077	$10,284	$123,361
Frank V. McMahon(3)	—	$36,077	$20,520	$56,597
Donald Nickelson	$82,000	$36,077	$12,780	$130,857
Donald Robert	$49,000	$36,077	$12,780	$97,857
D. Van Skilling	$62,000	$36,077	$23,390	$121,467
David Walker	$94,500	$36,077	$12,780	$143,357

(1)	The dollar amounts recorded in the table for the restricted stock awards have been computed in accordance with SFAS No. 123R. Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the director is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost these awards reported in the table, see Note 2. “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2008. The grant date fair value of each director’s 2008 restricted stock grant was: $65,000 for each of the directors. The restricted shares vest ratably over a three year-period.

As of December 31, 2008, Ms Kanin-Lovers and Messrs. Kennedy, Chatham, Connelly, McMahon, Nickelson, Robert, Van Skilling and Walker each held 5059 shares of unvested restricted stock.

(2)	The values set forth in this column relate to option awards that were granted in 2003, 2004, 2005 and 2006. The dollar amounts recorded in the table for the option awards have been computed in accordance with SFAS No. 123R. Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the director is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost these awards reported in the table, see Note 2. “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2008.

Ms Kanin-Lovers and Messrs. Kennedy, Chatham, Connelly, McMahon, Nickelson, Robert, Van Skilling and Walker held vested options to purchase 3,335, 11,667, 11,667, 11,667, 5,002, 11,667, 11,667, 6,667 and 11,667 shares, respectively, as of December 31, 2008. There were no option grants to non-employee directors made in 2008.

(3)	Messrs. Kennedy and McMahon have entered into agreements with First American requiring them to exercise these option awards and restricted stock awards at the direction of First American and to remit any after-tax benefits they receive as a result.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own ten percent or more of our outstanding Class A and Class B common stock, to file an initial report of beneficial ownership of company stock and reports of changes in beneficial ownership thereafter with the Securities and Exchange Commission. Section 16(a) requires these insiders to deliver copies of all reports filed under Section 16(a) to us. Based solely on a review of these copies available to us, we believe that directors, officers and ten percent stockholders have complied with all applicable Section 16(a) filing requirements for 2008.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP has been selected by the audit committee of our board as the independent registered certified public accounting firm to audit the books and accounts of our company and its subsidiaries for the fiscal year ending December 31, 2008. This firm has served as independent public accountants for our company since 2003. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make any desired statement and to answer any appropriate questions by stockholders.

The following table sets forth fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for 2008 and 2007:

	2008	2007[1]
Audit Fees	$1,641,256	$1,628,548
Audit-Related Fees	$168,295	$119,048
Tax Fees	$70,000	$98,195
All Other Fees	$1,500	$1,800

Total	$1,881,051	$1,847,591

1        In the 2008 proxy statement, the Company reported $1,840,726 in fees billed by PricewaterhouseCoopers LLP for 2007. Subsequent billings after the filing of the proxy statement are reflected in the table above and include all fees for 2007.

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of our consolidated financial statements for fiscal years 2008 and 2007, respectively, for the reviews of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees. This category includes the aggregate fees billed during the period for fiscal years 2008 and 2007, respectively, for assurance and related services by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for due diligence accounting consultation with respect to our registration statements, the audit of our 401(k) plans and agreed-upon procedure reports.

Tax Fees. This category includes the aggregate fees billed for fiscal years 2008 and 2007, respectively, for professional services rendered by PricewaterhouseCoopers LLP for tax advice and tax planning, including the preparation of certain state tax returns.

All Other Fees. This category includes the aggregate fees billed during the period for fiscal years 2008 and 2007, respectively, for products and services provided by PricewaterhouseCoopers LLP that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” In 2008 and 2007, these fees related to the renewal of a subscription to a library of accounting literature.

The audit committee has considered the compatibility of the non-audit services performed by and fees paid to PricewaterhouseCoopers LLP in fiscal year 2008, and has determined that such services and fees were compatible with the independence of the accountants. During fiscal year 2008, PricewaterhouseCoopers LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-audit Services. The audit committee has adopted an approval policy regarding the approval of audit and non-audit services provided by the independent public accountants, which approval policy describes the procedures and the conditions pursuant to which the audit committee may grant general pre-approval for services proposed to be performed by our independent public accountants. All services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the audit committee. Our audit committee has delegated to the chairman of the audit committee the authority to grant pre-approvals of non-audit services provided by PricewaterhouseCoopers LLP. The decisions of the chairman of the audit committee to pre-approve such a service are required to be reported to the audit committee at its next regularly scheduled meeting.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountants. The audit committee will also consider whether the independent public accountants are best positioned to provide the most effective and efficient service to our company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In the performance of its oversight function, the audit committee has met and held discussions with management of First Advantage, who represented to the audit committee that our company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with both management and our company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP. The audit committee also discussed with our company’s independent registered certified public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our company’s independent registered certified public accountants also provided to the audit committee the written disclosures and the letter required by the current version of Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees concerning Independence), and the audit committee discussed their independence with the independent registered certified public accountants. In this connection, the audit committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2008 by PricewaterhouseCoopers LLP to First Advantage is compatible with maintaining the independent registered certified public accounting firm’s independence.

Based upon the reports and discussions described in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in First Advantage’s annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors:

David Walker, Chairman
J. David Chatham, Director
Barry Connelly, Director
D. Van Skilling, Director

GENERAL INFORMATION

Stockholder Proposals

In order for a proposal by a stockholder to be included in the proxy statement and proxy for the 2010 annual meeting, we must receive such proposal at our principal executive office, to the attention of Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716 no later than December 31, 2009 (which is not more than 120 days prior to the anniversary of the mailing date of this proxy statement), assuming that the date of the annual meeting to be held in 2010 is not changed by more than 30 days from the date of this annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. Our determination of whether we will oppose inclusion of any proposal in its proxy statement and proxy will be made on a case-by-case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after December 31, 2009 will not be considered for inclusion in our proxy materials for the 2010 annual meeting.

Pursuant to the rules and regulations promulgated by the Securities and Exchange Commission, any stockholder who intends to present a proposal at the 2010 annual meeting without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention secretary, not later than February 10, 2010 (which is 45 days prior to the anniversary of the mailing date of this proxy statement) of the intention to present the proposal. Otherwise, we may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred by proxies to be solicited by our board and delivered in connection with the meeting.

As of the date of this proxy statement, the board is not aware of any matters to come before the annual meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the annual meeting, the proxy card, if executed and returned, gives discretionary voting authority to the persons named as proxy holders, Anand Nallathambi and Bret T. Jardine, our chief executive officer and vice president, associate general counsel and corporate secretary, respectively, with respect to such matters.

Annual Report A copy of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Bret T. Jardine, Corporate Secretary of First Advantage Corporation, at 100 Carillon Parkway, St. Petersburg, Florida 33716. You also may obtain our Annual Report on Form 10-K over the Internet on the “Investor Relations” page of our website at www.fadv.com or at the Securities and Exchange Commission’s Web site, www.sec.gov.

Additional Information

Beginning on April 19, 2009 a list of holders of record of our Class A and Class B common stock as of the Record Date will be available at our principal executive office during ordinary business hours for examination by any stockholder holding any class of our common stock on the Record Date for any purpose germane to the annual meeting.

Our company will pay the cost of preparing, assembling and mailing the attached letter from our president, notice of annual meeting, this proxy statement, the enclosed proxy card, and the solicitation of proxies. Our directors, officers and other regular employees may solicit proxies. None of them will receive any additional compensation for such solicitation. People soliciting proxies may contact you in person, by telephone, via e-mail or by facsimile. We will pay brokers or other persons holding stock in their names or the names of their nominees for their reasonable and customary expenses of forwarding soliciting material to their principals.

By Order of the Board of Directors

Bret T. Jardine
Vice President, Associate General Counsel and Corporate Secretary
March 18, 2009

COMPANY #

FIRST ADVANTAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 28, 2009

9:00 a.m.

in the

EAGLE AUDITORIUM

at

FIRST ADVANTAGE CORPORATION

12395 FIRST AMERICAN WAY

POWAY, CALIFORNIA 92064

Directions to the First Advantage Corporation 2009 Annual Meeting are available at our “Investor Relations” page of our website @ www.fadv.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 28, 2009.

Notice is hereby given that the Annual Meeting of Stockholders of First Advantage Corporation will be held in the Eagle Auditorium at 12395 First American Way, Poway, California 92064 on Tuesday, April 28, 2009 at 9:00 a.m.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy Statement and 2008 Annual Report on Form 10-K are available at www.ematerials.com/fadv

If you want to receive a paper copy or an e-mail with links to the electronic materials, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side of this notice on or before April 16, 2009 to facilitate timely delivery.

Matters intended to be acted upon at the meeting are listed below.

The Board of Directors recommends that you vote FOR the following proposal:

1. Election of Directors

You may immediately vote your proxy on the Internet at:

www.eproxy.com/fadv

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 27, 2009.

• Please have this Notice and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To request paper copies of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via:

Internet – Access the Internet and go to www.ematerials.com/fadv . Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at ep@ematerials.com with “fadv Materials Request” in the subject line.

The email must include:

• The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice.

• Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

• If you choose email delivery you must include the email address.

• If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

To request paper copies of the proxy materials, which include the proxy card, proxy statement and annual report, please contact us via:

Internet – Access the Internet and go to www.ematerials.com/fadv . Follow the instructions to log in, and order copies.

Telephone – Call us free of charge at 866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

Email – Send us an email at ep@ematerials.com with “fadv Materials Request” in the subject line.

The email must include:

• The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this notice.

• Your preference to receive printed materials via mail -or- to receive an email with links to the electronic materials.

• If you choose email delivery you must include the email address.

• If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Tax ID number in the email.

FIRST ADVANTAGE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

To Be Held

Tuesday, April 28, 2009, 9:00 a.m.

in the

EAGLE AUDITORIUM

at

FIRST ADVANTAGE CORPORATION

12395 FIRST AMERICAN WAY

POWAY, CALIFORNIA 92064

First Advantage Corporation

12395 First American Way

Poway, CA 92064 proxy

This proxy is solicited by the Board of Directors of First Advantage Corporation for use at the Annual Meeting on April 28, 2009.

The shares of First Advantage Class A or Class B common stock you hold on record as of March 10, 2009 will be voted as you specify on the reverse side.

By signing and dating this proxy, you revoke all prior proxies and appoint Anand Nallathambi and Bret Jardine, and each of them, with full power of substitution, to vote your shares as directed on the matters shown on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the nominees for director listed herein, and at the discretion of the proxy holders on other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

ADDRESS BLOCK

COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/fadv Use the Internet to vote your proxy until 12:00 p.m. (CT) on April, 27, 2009.

PHONE – 1-800-560-1965

Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April, 27, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR all nominees listed below.

1. Election of directors:

01 Parker Kennedy 06 Donald Nickelson

02 Anand Nallathambi 07 Donald Robert

03 J. David Chatham 08 Jill Kanin-Lovers

04 Barry Connelly 09 D. Van Skilling

05 Frank McMahon 10 David Walker

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE LISTED HEREIN.

Address Change? Mark Box Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Partnerships and limited liability companies should sign in partnership or applicable entity name by an authorized person.